Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

DEKANIA CORP.

AND

ADVANCED EQUITIES FINANCIAL CORP.

DATED AS OF SEPTEMBER 12, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2008, is by and between DEKANIA CORP., a Delaware corporation (“Dekania”), and ADVANCED EQUITIES FINANCIAL CORP., a Delaware corporation (“AEFC”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in Annex A to this Agreement.

W I T N E S S E T H:

WHEREAS, Dekania has authorized capital consisting of 1,000,000 shares of preferred stock, par value $0.0001 per share (“Dekania Preferred Stock”), and 30,000,000 shares of common stock, par value $0.0001 per share (“Dekania Common Stock”); and

WHEREAS, AEFC has authorized capital consisting of 8,204,021 shares of Series A Convertible Preferred Stock, par value $.00001 (“AEFC Series A Preferred Stock”), 10,000,000 shares of Series B Convertible Preferred Stock, par value $.00001 (“AEFC Series B Preferred Stock”), 600,000 shares of Series C Convertible Preferred Stock, par value $.00001 (“AEFC Series C Preferred Stock”), 1,250,000 shares of Series D Convertible Preferred Stock, par value $.00001 (“AEFC Series D Preferred Stock”), 545,979 shares of undesignated preferred stock (“AEFC Undesignated Preferred Stock”) (collectively, the “AEFC Preferred Stock”) and 40,000,000 shares of common stock, par value $.00001 (“AEFC Common Stock”); and

WHEREAS, the respective Boards of Directors of Dekania and AEFC have determined that this Agreement and the consummation of the transactions contemplated hereby are advisable and in the best interests of their respective corporations and stockholders; and

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a reorganization under Section 368(a)(1)(A) of the Code and a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g);

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

PLAN OF MERGER; CLOSING

Section 1.1. Plan of Merger.

(a) The Merger. At the Effective Time, and subject to the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), AEFC shall be merged with and into Dekania (the “Merger”), the separate existence of AEFC as a corporation shall cease and Dekania shall continue as the surviving corporation (Dekania, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Entity”), with its corporate name being changed to “Advanced Equities Financial Corp.”

(b) Effective Time. As promptly as practicable, and in any event within two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time of such filing or such later time specified in the Certificate of Merger (the “Effective Time”).

(c) Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Dekania and AEFC, the closing of the Merger (the “Closing”) will be held at the offices of Foley & Lardner LLP, Chicago, Illinois, at 10:00 a.m., local time, on the first Business Day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”).

(d) Initial Merger Consideration. The Initial Merger Consideration (as defined in subparagraph (v) below) plus the aggregate of the Common Stock Equivalent Shares (as defined in Section 1.2 (c) below) totals 20,000,000 shares of Surviving Entity Common Stock (as defined in subparagraph (i) below), subject to adjustment as provided in Section 1.5 and Section 1.6 below. Subject to the terms and conditions of this Agreement and except as provided in Section 1.9 below, at the Effective Time, by virtue of the Merger and without any further action by any party:

(i) each share of AEFC Series A Preferred Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for the right to receive 0.65062854 share of common stock, par value $0.0001 per share, of the Surviving Entity (“Surviving Entity Common Stock”);

(ii) each share of AEFC Series B Preferred Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for the right to receive 0.65062854 share of Surviving Entity Common Stock;

(iii) each share of AEFC Series C Preferred Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for 0.65062854 share of Surviving Entity Common Stock;

(iv) each share of AEFC Series D Preferred Stock issued and outstanding as of the Effective Time shall be converted into and exchanged for 0.65062854 share of Surviving Entity Common Stock; and

(v) each share of AEFC Common Stock issued and outstanding as of the Effective Time shall be converted and exchanged for 0.65062854 share of Surviving Entity Common Stock (collectively, the issuances in clauses (i) through (v) being the “Initial Merger Consideration”).

(e) Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Dekania and AEFC shall vest in the Surviving Entity, and all debts, liabilities and duties of Dekania and AEFC shall become the debts, liabilities and duties of the Surviving Entity.

(f) Subsequent Actions. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of either Dekania or AEFC acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of either Dekania or AEFC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

(g) Cancellation of Treasury Stock and AEFC-Owned AEFC Common Stock and AEFC Preferred Stock. All shares of AEFC Common Stock or AEFC Preferred Stock that are owned by AEFC or any AEFC Subsidiary or held in the treasury of AEFC shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no shares of Surviving Entity Common Stock, cash or other consideration shall be delivered or deliverable in exchange therefor.

(h) Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and By-Laws of Dekania shall be amended and restated in their entirety in accordance with Annex B and Annex C hereto, respectively, until thereafter amended in accordance with their respective terms and applicable law.

(i) Directors and Officers. From and after the Effective Time, the directors and officers of the Surviving Entity shall be as set forth on Annex D to this Agreement, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Surviving Entity.

Section 1.2. Treatment of AEFC Options and Warrants.

(a) Each option (an “AEFC Option”) or warrant (an “AEFC Warrant”) to acquire one or more shares of AEFC Common Stock, issued and outstanding at the Effective Time, shall become an option or warrant to acquire that number of shares of Surviving Entity Common Stock equal to the product of (i) 0.65062854 multiplied by (ii) the aggregate number of shares of AEFC Common Stock subject to such AEFC Option or AEFC Warrant. The exercise price per share set forth in each such AEFC Option or AEFC Warrant shall be adjusted as provided therein so that the ratio of the exercise price to the fair market value of the shares of Surviving Entity Common Stock subject to the AEFC Option or AEFC Warrant immediately after the Effective Time is no greater than the ratio of the exercise price to the fair market value of the shares of AEFC Common Stock subject to the AEFC Option or AEFC Warrant immediately prior to the Effective Time, and otherwise in a manner so as not to result in a new grant of options for purposes of Section 409A of the Code. Each converted AEFC Option or AEFC Warrant shall be evidenced by a written option agreement in form reasonably acceptable to AEFC and as required such that the converted AEFC Options or AEFC Warrants are not deemed to provide for the deferral of compensation for purposes of Section 409A of the Code.

(b) If AEFC Options or AEFC Warrants having exercise prices of less than $10 per share, after their conversion and repricing pursuant to paragraph (a) above, shall terminate, be forfeited or expire unexercised (“Terminated Options”), then (i) the Surviving Entity shall issue and distribute to the recipients of the Initial Merger Consideration, in proportion to the respective number of shares of the Initial Merger Consideration issued to each such recipient, that number of Common Stock Equivalent Shares (as defined in paragraph (c) below) as shall equal the total amount of Common Stock Equivalent Shares subject to the Terminated Options multiplied by a fraction, the numerator of which is the Initial Merger Consideration and the denominator of which is the sum of Initial Merger Consideration and the number of shares of Surviving Entity Common Stock that are subject to AEFC Options or AEFC Warrants, excluding the Terminated Options (“Outstanding Equity Rights”) and (ii) a corresponding adjustment shall be made to the number of Outstanding Equity Rights. No similar adjustment shall be made in the event that AEFC Options or AEFC Warrants having an exercise price of $10 per share or more, after conversion and repricing pursuant to paragraph (a) above, shall terminate, be forfeited or expire unexercised.

(c) As used herein, “Common Stock Equivalent Shares” shall be that number of shares of Surviving Entity Common Stock calculated with respect to each AEFC Option or AEFC Warrant having an exercise price as adjusted for the Merger of less than $10.00 per share, pursuant to the following formula:

(10 - A) x B

10

where A is the exercise price of the AEFC Option or AEFC Warrant as adjusted for the Merger and B is the number of shares of Surviving Entity Common Stock subject to AEFC Options or AEFC Warrants having A as their per share exercise price. For purposes of paragraph (b) above, a separate calculation shall be done for Terminated Options with different exercise prices and the Common Stock Equivalent Shares for Terminated Options for which the calculation is being made shall be the sum of the Common Stock Equivalent Shares attributable to all such Terminated Options.

(d) Distributions and adjustments pursuant to this Section 1.2 for each year (or longer period, if applicable) shall be made on or before April 1 of the following year, commencing with April 1, 2010 or, if such day is not a Business Day, on the next succeeding Business Day.

Section 1.3. Earn-out Consideration.

(a) Additional Consideration. The recipients of Initial Merger Consideration and shares of Surviving Entity Common Stock issued upon exercise of AEFC Options or AEFC Warrants shall be entitled to additional merger consideration (“Additional Merger Consideration”) as set forth in this Section 1.3. Additional Merger Consideration shall be allocated among recipients of Adjusted Initial Merger Consideration (as defined in paragraph (b) below) in proportion to the respective number of Shares of Adjusted Initial Merger Consideration issued to each of them.

(b) Maximum Additional Merger Consideration. The maximum amount of Additional Merger Consideration shall be that number of shares of Surviving Entity Common Stock as shall equal (a)(i) 12,500,000 shares of Surviving Entity Common Stock (subject to adjustment as provided in paragraph (g) below) multiplied by (ii) a fraction, the numerator of which is the Adjusted Initial Merger Consideration and the denominator of which is the sum of the Adjusted Initial Merger Consideration plus the number of shares of Surviving Entity Common Stock subject to unexercised AEFC Options and AEFC Warrants, excluding Terminated Options and shares issued pursuant to this Section 1.3, as of the date for which the calculation is being made, less (b) the number of share of Surviving Entity Common Stock previously distributed pursuant to this Section 1.3. For the purposes of this Section 1.3 (b), “Adjusted Initial Merger Consideration” means the Initial Merger Consideration plus the number of shares of Surviving Entity Common Stock as to which AEFC Options and AEFC Warrants have been duly and validly exercised through the calculation date.

(c) 2008 Additional Merger Consideration. If the Adjusted GAAP Net Income of AEFC for its fiscal year ending December 31, 2008 (“Fiscal 2008”) equals or exceeds $5,000,000, then the Surviving Entity shall issue an amount of Additional Merger Consideration equal to 2,500,000 shares (subject to adjustment as provided in paragraph (g) below) plus an additional one half of one share (subject to adjustment as provided in paragraph (g) below) for each dollar by which the Adjusted GAAP Net Income of AEFC for Fiscal 2008 exceeds $5,000,000, to a maximum issuance of 7,500,000 shares (subject to adjustment as provided in paragraph (g) below) of Additional Merger Consideration with respect to Fiscal 2008. If the Additional Merger Consideration for Fiscal 2008 is less than 7,500,000 shares (subject to adjustment as provided in paragraph (g) below), then the difference between the actual amount of such Additional Merger Consideration and 7,500,000 shares (subject to adjustment as provided in paragraph (g) below) shall be issued upon the occurrence of any one of the following events: (i) Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2009 is greater than $29,100,000, (ii) Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2010 is greater than $34,000,000 or (iii) Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2011 is greater than $37,300,000.

(d) Earnout Additional Merger Consideration. In addition to any Additional Merger Consideration payable pursuant to paragraph (c), above, the Surviving Entity shall issue an amount of Additional Merger Consideration equal to not more than 5,000,000 shares of Surviving Entity Common Stock (subject to adjustment as provided in paragraph (g) below) (the “Secondary Additional Merger Consideration Shares”) as follows:

(i) If the Adjusted GAAP Net Income of the Surviving Entity for its fiscal year ending December 31, 2009 (“Fiscal 2009”) exceeds $29,100,000, the maximum number of Secondary Additional Merger Consideration Shares shall be issued. If the Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2009 is $25,100,000 or less, no Secondary Additional Merger Consideration Shares shall be issuable with respect to Fiscal 2009. If Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2009 is equal to or less than $29,100,000 but greater than $25,100,000, then the Surviving Entity shall issue an amount of Secondary Additional Merger Consideration Shares equal to (a) 5,000,000 shares of Surviving Entity Common Stock (subject to adjustment as provided in paragraph (g) below) multiplied by (b) a fraction, the numerator of which is the amount by which Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2009 exceeds $25,100,000 and the denominator of which is $4,000,000.

(ii) If fewer than 100% of the Secondary Additional Merger Consideration Shares are issued based on the 2009 Adjusted GAAP Net Income, a similar calculation shall be conducted based on the Surviving Entity’s fiscal year ending December 31, 2010 (“Fiscal 2010”). If the Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2010 exceeds $34,000,000, the maximum number of Secondary Additional Merger Consideration Shares, less the number of Secondary Additional Merger Consideration Shares issued pursuant to subparagraph (i) above, shall be issued. If the Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2010 is $29,500,000 or less, no Secondary Additional Merger Consideration Shares shall be issuable with respect to Fiscal 2010. If the Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2010 is equal to or less than $34,000,000 but greater than $29,500,000, then the Surviving Entity shall issue the number of Secondary Additional Merger Consideration Shares equal to (a) 5,000,000 shares of Surviving Entity Common Stock (subject to adjustment as provided in paragraph (g) below) multiplied by (b) a fraction, the numerator of which is the amount by which Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2010 exceeds $29,500,000 and the denominator of which is $4,500,000, and (c) the resulting product of (a) multiplied by (b) shall then be reduced by the number of Secondary Additional Merger Consideration Shares issued pursuant to subparagraph (i) above.

(iii) If fewer than 100% of the Secondary Additional Merger Consideration Shares are issued based on the 2009 and 2010 Adjusted GAAP Net Income, a similar calculation shall be conducted based on the Surviving Entity’s fiscal year ending December 31, 2011 (“Fiscal 2011”). If the Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2011 exceeds $37,300,000, the maximum number of Secondary Additional Merger Consideration Shares, less the number of Secondary Additional Merger Consideration Shares issued pursuant to subparagraphs (i) and (ii) above, shall be issued. If the Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2011 is $32,300,000 or less, no Secondary Additional Merger Consideration Shares shall be issuable with respect to Fiscal 2011. If the Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2011 is equal to or less than $37,300,000 but greater than $32,300,000, then the Surviving Entity shall issue the number of Secondary Additional Merger Consideration Shares equal to (a) 5,000,000 shares of Surviving Entity Common Stock (subject to adjustment as provided in paragraph (g) below) multiplied by (b) a fraction, the numerator of which is the amount by which Adjusted GAAP Net Income of the Surviving Entity for Fiscal 2011 exceeds $32,300,000 and the denominator of which is $5,000,000, and (c) the resulting product of (a) multiplied by (b) shall then be reduced by the number of Secondary Additional Merger Consideration Shares issued pursuant to subparagraphs (i) and (ii) above.

(iv) If fewer than 100% of the Secondary Additional Merger Consideration Shares are issued based on the 2009, 2010 and 2011 Adjusted GAAP Net Income, those remaining Secondary Additional Merger Consideration Shares shall be forfeited.

(e) Issuance of Certain Shares Attributable to Terminated Options. Following the end of each fiscal year of the Surviving Entity, the increase in the number of shares of Surviving Entity Common Stock subject to Terminated Options for such fiscal year resulting from the issuance of Additional Merger Consideration (the “Option Earn-out Share Increase”), shall be determined. Such determination shall be made on or before April 1 of the fiscal year following the fiscal year for which the determination is being made. Promptly following such determination, the Surviving Entity shall distribute ratably to the recipients of Adjusted Initial Merger Consideration through the date such determination is made that number of shares of Surviving Entity Common Stock (the “Increased Additional Merger Consideration”) as shall equal (a) the Option Earn-out Share Increase, multiplied by (b) a fraction, the numerator of which is the Adjusted Initial Merger Consideration and the denominator of which is the sum of the Adjusted Initial Merger Consideration, plus the number of shares of Surviving Entity Common Stock subject to unexercised AEFC Options and AEFC Warrants, excluding Terminated Options. The number of shares subject to AEFC Options and AEFC Warrants, excluding Terminated Options, and the per share exercise price shall be adjusted for the foregoing issuance as provided in the respective terms of the AEFC Options and AEFC Warrants, as applicable.

(f) Issuance of Additional Merger Consideration. Not later than ten (10) Business Days following the filing of the Surviving Entity’s Annual Report on Form 10-K (or any successor form) for each of Fiscal 2009, Fiscal 2010 and Fiscal 2011, the Surviving Entity shall distribute the Additional Merger Consideration and the Increased Additional Merger Consideration, if any, to the persons entitled thereto, together with a statement showing the calculation of the Additional Merger Consideration and Increased Additional Merger Consideration; provided: (i) if the Surviving Entity is not required to file such an Annual Report, the Additional Merger Consideration and Increased Additional Merger Consideration and the statement for any such fiscal year shall be distributed to the persons entitled thereto not later than one hundred twenty (120) days after the end of such fiscal year; (ii) if the Surviving Entity fails to file such Annual Report within the time period permitted by the Exchange Act or Rule 12b-25 thereunder (or any successor thereto), then the Additional Merger Consideration and Increased Additional Merger Consideration and the statement shall be distributed to the persons entitled thereto not later than ten (10) Business Days following the date on which such Annual Report was required to be filed (including any period permitted under Rule 12b-25); and (iii) if no Additional Merger Consideration or Increased Additional Merger Consideration is issuable, a statement to that effect shall be distributed to persons otherwise entitled thereto not later than the last to occur of the dates provided herein for the distribution of Additional Merger Consideration.

(g) Certain Adjustments. If, following the Effective Time, any change in the outstanding shares of capital stock of the Surviving Entity shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Additional Merger Consideration and Increased Additional Merger Consideration shall be appropriately adjusted; provided, that no adjustment in the Additional Merger Consideration or Increased Additional Merger Consideration shall be made for any change in the outstanding shares of capital stock of the Surviving Entity (i) after the distribution of such Additional Merger Consideration or Increased Additional Merger Consideration, as the case may be, or (ii) that results from (A) any exercise of options or warrants to purchase shares of AEFC Common Stock outstanding on the date of this Agreement and issuance of shares pursuant thereto, (B) any exercise of options or other securities granted under the Incentive Plan and any issuance of shares pursuant to any such options or other securities or (C) any exercise of the Dekania Warrants and issuance of shares pursuant thereto.

Section 1.4. Surrender and Payment.

(a) At the Effective Time, the Surviving Entity shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Initial Merger Consideration certificates representing shares of AEFC Common Stock and AEFC Preferred Stock outstanding immediately prior to the Effective Time (the “Certificates”). The Surviving Entity shall make available to the Exchange Agent, as needed, the Initial Merger Consideration to be paid in respect of the Certificates. Promptly after the Effective Time (but not later than ten (10) Business Days after the Closing), the Surviving Entity shall send, or shall cause the Exchange Agent to send, to each holder of record of a Certificate or Certificates of shares of AEFC Common Stock and AEFC Preferred Stock, that were converted into the right to receive the Initial Merger Consideration pursuant to Section 1.1(d), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and any other documentation deemed necessary or advisable by the Surviving Entity or the Exchange Agent in connection with effecting such exchange.

(b) Each holder of a Certificate representing shares of AEFC Common Stock or AEFC Preferred Stock shall be entitled to receive, upon surrender to the Exchange Agent of such Certificate, together with a properly completed letter of transmittal and any other tax or other ancillary forms reasonably required by the Surviving Entity or the Exchange Agent, the Initial Merger Consideration in respect of the AEFC Common Stock or AEFC Preferred Stock previously represented by such Certificate, but subject to Section 1.8. The shares of Surviving Entity Common Stock constituting the Initial Merger Consideration, at the Surviving Entity’s option, shall be in uncertificated book-entry form; provided that, except with respect to shares then held in the Escrow Account, if such shares of Surviving Entity Stock are in uncertificated book-entry form, upon request by any stockholder, the Surviving Entity shall provide to such Person a certificate of the Surviving Entity’s transfer agent as to the registration of such shares of Surviving Entity Common Stock in the name of such Person. Until so surrendered or transferred, as the case may be, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the Initial Merger Consideration, Additional Merger Consideration and the Increased Additional Merger Consideration, if any, payable in respect of the shares of AEFC Common Stock or AEFC Preferred Stock previously represented by such Certificate.

(c) If any portion of the Initial Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (ii) the letter of transmittal (and other documentation, if required) accompanying the surrendered Certificate is properly and fully completed to reflect such payment to such Person, and (iii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of AEFC Common Stock and AEFC Preferred Stock. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged for the Initial Merger Consideration and any Additional Merger Consideration and Increased Additional Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Initial Merger Consideration made available to the Exchange Agent pursuant to Section 1.4(a) that remains unclaimed by the persons entitled thereto twelve months after the Effective Time shall be returned to the Surviving Entity, upon demand, and any such holder who has not exchanged shares of AEFC Common Stock and AEFC Preferred Stock for the Initial Merger Consideration in accordance with this Section 1.4 prior to that time shall thereafter look only to the Surviving Entity for payment of the Initial Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due under applicable law. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any of their respective employees, officers, directors, stockholders, agents, or affiliates, shall be liable to any holder of shares of AEFC Common Stock or AEFC Preferred Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of AEFC Common Stock and AEFC Preferred Stock five (5) Business Days prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of the Surviving Entity free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to Surviving Entity Common Stock constituting part of the Initial Merger Consideration, Additional Merger Consideration or Increased Additional Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 1.6, shall be paid to the holder of any Certificates not surrendered until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the shares of the Surviving Entity Common Stock have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 1.6, the amount of all dividends or other distributions, if any, with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such shares of Surviving Entity Common Stock.

Section 1.5. Certain Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of AEFC or Dekania shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, the Initial Merger Consideration, Additional Merger Consideration and Increased Additional Merger Consideration shall be appropriately adjusted; provided that no adjustment to the Initial Merger Consideration or Additional Merger Consideration shall be made for any change in the outstanding shares of capital stock of Dekania that results from any exercise of the Dekania Warrants outstanding at the date of this Agreement, and any issuance of shares pursuant to any such warrants.

Section 1.6. Fractional Shares. No fractional shares of Surviving Entity Common Stock shall be issued in the Merger. All fractional shares of Surviving Entity Common Stock that a holder of shares of AEFC Common Stock or AEFC Preferred Stock would otherwise be entitled to receive, at any given time, as a result of the Merger pursuant to this Agreement shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying $10.00 (subject to adjustment as provided in Section 1.3 (g) or Section 1.5) by the fraction of a share of Surviving Entity Common Stock to which such holder would otherwise have been entitled.

Section 1.7. Withholding Rights. The Surviving Entity shall be entitled, and shall be entitled to direct the Exchange Agent, to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any withheld amounts shall be timely remitted to the appropriate Taxing Authority and a receipt therefor shall be delivered to the Person entitled thereto. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares in respect of which the Surviving Entity made such deduction and withholding.

Section 1.8. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond, in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate the Initial Merger Consideration and, if applicable, any Additional Merger Consideration or Increased Additional Merger Consideration to be paid in respect of the shares of AEFC Common Stock or AEFC Preferred Stock represented by such Certificate, as contemplated by this Article I.

Section 1.9. Escrow Account.

(a) Notwithstanding any other provision of this Agreement, at the Effective Time, 1,000,000 shares of Surviving Entity Common Stock (the “Indemnification Escrow Shares”) to be issued to holders of AEFC Common Stock and AEFC Preferred Stock in the Merger as Initial Merger Consideration pursuant to Section 1.1(d) shall (in lieu of being delivered to such holders, and with the portion of such Indemnification Escrow Shares attributable to each of such holders being such holder’s “Indemnification Pro Rata Share”) be delivered by the Surviving Entity to the Exchange Agent for deposit into a separate account (the “Indemnification Escrow Account”) in accordance with the terms of an Escrow Agreement in form and substance reasonably acceptable to Dekania and AEFC. The Indemnification Escrow Shares deposited with the Exchange Agent shall be applied by the Exchange Agent in accordance with the terms of the Escrow Agreement to offset Losses (if any) under Article VII (with such Indemnification Escrow Shares valued at $10.00 per share) (subject to adjustment as provided in Section 1.3 (g)), with all remaining property in the Indemnification Escrow Account to be distributed to such holders in accordance with Section 1.9(c).

(b) Notwithstanding any other provision of this Agreement, at the Effective Time, a number of shares of Surviving Entity Common Stock to be issued to holders of AEFC Common Stock and AEFC Preferred Stock in the Merger as Initial Merger Consideration pursuant to Section 1.1(d) (the “AEFC Earn-out Escrow Shares”) as shall equal (i) the number of shares of AEFC Common Stock or AEFC Preferred Stock that may be issuable by AEFC, pursuant to any of the agreements listed on Annex E hereto, with respect to an earn-out or other contingent issuance right (“AEFC Earn-outs”) multiplied by (ii) 0.63647059, shall (in lieu of being delivered to such holders, and with the portion of such AEFC Earn-out Escrow Shares attributable to each such holder being such holder’s “AEFC Earn-out Proportionate Share”) be delivered by the Surviving Entity to the Exchange Agent for deposit in a separate account (the “AEFC Earn-out Escrow Account”) with the Exchange Agent in accordance with the terms of the Escrow Agreement. The AEFC Earn-out Escrow Shares shall be distributed in accordance with Section 1.9(d). For the purposes of the definition of “AEFC Earn-out Escrow Shares,” any dividends or other distributions paid on or with respect to an AEFC Earn-out Escrow Share shall not be deemed to be a part of such AEFC Earn-out Escrow Share.

(c) On the first Business Day after the first anniversary of the Closing Date, an amount of Indemnification Escrow Shares equal to (x) the amount of Indemnification Escrow Shares remaining in the Indemnification Escrow Account at such time less (y) such amount of Indemnification Escrow Shares with an aggregate value (calculated as set forth in Section 1.9 (a)) equal to the aggregate amount of bona fide claims for reduction pursuant to Section 7.7 submitted by the Dekania Stockholder Representative in good faith and outstanding at such time, shall be released from the Indemnification Escrow Account for distribution to the holders of AEFC Common Stock and AEFC Preferred Stock immediately prior to the Effective Time in proportion to their Indemnification Pro Rata Shares. The Exchange Agent shall hold the Indemnification Escrow Shares in the Indemnification Escrow pursuant to the Escrow Agreement. Distributions from the Indemnification Escrow Account shall be governed by the terms and conditions of the Escrow Agreement.

(d) To the extent that the Surviving Entity shall be obligated to issue any Surviving Entity Common Stock as a result of any AEFC Earn-outs, the Exchange Agent shall release AEFC Earn-out Escrow Shares to the Persons who are legally entitled to such AEFC Earn-outs an amount sufficient to discharge such obligations. If all or any portion of any AEFC Earn-out shall terminate or expire such that the Surviving Entity shall have no further obligation to issue Surviving Entity Common Stock with respect thereto, the Exchange Agent shall release that number of AEFC Earn-out Escrow Shares as shall equal the number of shares of Surviving Entity Common Stock as to which such contingent obligation shall have terminated or expired from the AEFC Earn-out Escrow Account for distribution to the recipients of Initial Merger Consideration in proportion to their AEFC Earn-out Proportionate Shares.

Section 1.10. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of AEFC Common Stock and AEFC Preferred Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Initial Merger Consideration, Additional Merger Consideration or Increased Additional Merger Consideration, but instead holders of such Dissenting Shares shall only be entitled to such rights as are provided by the DGCL with respect to such Dissenting Shares, unless and until any such holder fails to perfect or effectively withdraws or loses such rights under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Initial Merger Consideration, without any interest thereon, and the Surviving Entity shall remain liable for payment of any Additional Merger Consideration or Increased Additional Merger Consideration for such shares, subject to Section 1.8. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. AEFC will give Dekania prompt notice of any demands received by AEFC for appraisals of shares of AEFC Common Stock and AEFC Preferred Stock.

ARTICLE II [INTENTIONALLY OMITTED]

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AEFC

Except as set forth in writing in a Schedule attached to the Disclosure Letter delivered by AEFC to Dekania on the date hereof (the “AEFC Disclosure Letter”), AEFC represents and warrants to Dekania as follows:

Section 3.1. Organization. AEFC and each Subsidiary of AEFC (an “AEFC Subsidiary” and, collectively, the “AEFC Subsidiaries”) is a legal entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization. Each of AEFC and the AEFC Subsidiaries has the requisite power and authority to carry on its business in all material respects as it is now being conducted and to own, lease and operate the properties and assets that it purports to own, lease or operate. Each of AEFC and the AEFC Subsidiaries is duly licensed or qualified to do business in each jurisdiction where its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except for any failures to be so qualified that, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect. Each Organizational Document of each AEFC Subsidiary is in full force and effect, and such AEFC Subsidiary is not in material violation thereof.

Section 3.2. AEFC Capital Structure.

(a) The numbers of authorized, and issued and outstanding, shares of AEFC Common Stock and AEFC Preferred Stock as of the date of this Agreement are as set forth in Schedule 3.2(a) hereto. All of the issued and outstanding shares of AEFC Common Stock and AEFC Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable, and were not issued in violation of any Equity Rights (as hereinafter defined).

(b) Except as set forth in Schedule 3.2(b) hereto, there are no outstanding securities, options, warrants, calls, rights, conversion rights, preemptive rights, rights of first refusal, redemption rights, repurchase rights, plans, “tag along” or “drag along” rights, commitments, agreements, arrangements or undertakings (“Equity Rights”) obligating AEFC or any AEFC Subsidiary to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any AEFC Common Stock, AEFC Preferred Stock or securities or obligations convertible or exchangeable into or exercisable for, any AEFC Common Stock and AEFC Preferred Stock, or obligating AEFC or any AEFC Subsidiary to issue, grant, adopt or enter into any such Equity Right. Neither AEFC nor any AEFC Subsidiary has any issued and outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the AEFC Common Stock and AEFC Preferred Stock. Neither AEFC nor any AEFC Subsidiary has any (x) outstanding Indebtedness that, by its terms, provides any Person any rights, whether direct or contingent, to vote on any corporate matters submitted to a vote of stockholders of AEFC or any AEFC Subsidiary, or that is convertible into or exercisable for AEFC Common Stock or AEFC Preferred Stock or any equity securities of any AEFC Subsidiary or (y) outstanding Equity Rights that entitle or convey to any Person the right to vote with stockholders of AEFC or any AEFC Subsidiary on any matter. To the knowledge of AEFC, there are no voting trusts or other similar agreements outstanding with respect to the AEFC Common Stock, AEFC Preferred Stock or the equity securities of any AEFC Subsidiary.

Section 3.3. AEFC Investment Vehicles.

(a) Schedule 3.3(a) sets forth a correct and complete list, as of the date of this Agreement, of (i) each AEFC Investment Vehicle indicating the type of entity and jurisdiction of organization thereof, (ii) the dollar amount of the investment of AEFC or any AEFC Subsidiary in each AEFC Investment Vehicle and (iii) each equity or other investment of greater than $500,000 by any AEFC Investment Vehicle in any Person other than a AEFC Investment Vehicle (each, a “Non-Affiliate Interest”). AEFC owns, directly or indirectly, any equity interest in each AEFC Investment Vehicle free and clear of any Liens except for Permitted Liens.

(b) All of the issued and outstanding shares of common stock or other equity interests of each AEFC Investment Vehicle have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of any Equity Rights.

(c) Except with respect to the AEFC Investment Vehicles, neither AEFC nor any AEFC Subsidiary acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any other pooled investment vehicle. No AEFC Investment Vehicle is, or to the knowledge of AEFC, at any time since January 1, 2006 was, required to register as an investment company under the Investment Company Act or the comparable regulatory regime of any other jurisdiction.

(d) Each AEFC Investment Vehicle has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease or otherwise hold its properties and assets and carry on its business as it is now conducted. Each AEFC Investment Vehicle possesses all Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now being conducted. Each AEFC Investment Vehicle is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law other than any failure to be so qualified that, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect. All outstanding shares or units of each AEFC Investment Vehicle have been issued and sold by such AEFC Investment Vehicle in compliance with Applicable Law, other than any failures to comply which, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

Section 3.4. Authority; Validity of Agreements. AEFC has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is specified to be a party, and, subject to obtaining the requisite vote of holders of AEFC Common Stock and AEFC Preferred Stock, to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance by AEFC of this Agreement and each of the Ancillary Agreements and the consummation by AEFC of the Merger have been duly and validly authorized and approved by all necessary corporate action on the part of AEFC, subject to obtaining the requisite vote of holders of AEFC Common Stock and AEFC Preferred Stock. This Agreement and each of the Ancillary Agreements to be executed and delivered at or prior to the Closing, has been or will be, duly and validly executed and delivered by AEFC and, assuming due authorization, execution and delivery by Dekania and any other party (other than AEFC), this Agreement constitutes, and upon its execution prior to or at the Closing each Ancillary Agreement will constitute, a valid and binding obligation of AEFC, enforceable against it in accordance with its terms, except as (a) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 3.5. Consents and Approvals. Except (a) as set forth in Schedule 3.5, (b) for the requisite vote of the holders of AEFC Common Stock and AEFC Preferred Stock, and (c) as required under or pursuant to the HSR Act, state securities or “blue sky” laws, the Exchange Act, the DGCL, and the rules or regulations of any Self-Regulatory Organization, none of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle is required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by AEFC of this Agreement or the performance of this Agreement and each Ancillary Agreement by AEFC, except for Consents and Permits the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

Section 3.6. No Conflicts. Assuming that any Consents referred to in Section 3.5 or Schedule 3.5 are properly submitted and duly obtained and any applicable waiting periods have expired or terminated, the execution, delivery and performance of this Agreement and the Ancillary Agreements by AEFC do not and will not, and the consummation of the Merger will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both would become a default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of any of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle or (c) any Contract, Plan or other instrument binding upon AEFC, any AEFC Subsidiary or AEFC Investment Vehicle or to which the property of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle is subject, except for any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

Section 3.7. Financial Statements.

(a) Schedule 3.7 contains complete and correct copies of the following financial statements of AEFC (collectively, the “AEFC Financial Statements”): (i) consolidated financial statements of AEFC as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 audited by BDO Seidman, LLP; (ii) consolidated financial statements of AEFC as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 audited by BDO Seidman, LLP; and (iii) unaudited interim consolidated financial statements of AEFC as of June 30, 2007 and June 30, 2008 and for the six months ended June 30, 2007 and 2008. Each of the AEFC Financial Statements (including the related notes) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of AEFC and the AEFC Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim consolidated financial statements, to the absence of footnotes and to normal year-end adjustments consistent with GAAP.

(b) AEFC and the AEFC Subsidiaries maintain in all material respects internal controls over financial reporting (“Internal Controls”) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of AEFC and the AEFC Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of AEFC and the AEFC Subsidiaries are being made only in accordance with authorizations of the management and directors thereof and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of AEFC and the AEFC Subsidiaries that could have a material effect on the financial statements of AEFC.

Section 3.8. Absence of Certain Changes. Since June 30, 2008, other than (i) as set forth in Schedule 3.8 or (ii) as expressly contemplated by this Agreement or any Ancillary Agreement, (x) AEFC and each AEFC Subsidiary has in all material respects conducted its operations and business in the ordinary course of business, (y) there has not occurred or come to exist any AEFC Material Adverse Effect and (z) AEFC and the AEFC Subsidiaries have not taken any action that would have been prohibited by Section 5.1(b) of this Agreement, had such Section 5.1(b) been applicable since such date.

Section 3.9. Assets. AEFC and the AEFC Subsidiaries have good and marketable title to or, in the case of leased assets, good and valid leasehold interests in, or otherwise have full or sufficient and legally enforceable rights to use all of the properties and assets (other than real property, and whether tangible or intangible) used or held for use in the business of AEFC and the AEFC Subsidiaries as currently conducted, in each case free and clear of any Liens other than Permitted Liens, except for any failure to have such titles, interests or rights that, individually or in the aggregate, would not reasonably be expected to have an AEFC Material Adverse Effect. AEFC and the AEFC Subsidiaries, have and, after giving effect to the Merger, the Surviving Entity and its Subsidiaries will have, maintained in all material respects all tangible Assets in good repair, working order and operating condition, subject only to ordinary wear and tear.

Section 3.10. Real Property. None of AEFC or any AEFC Subsidiary has any material ownership interest in real property. Schedule 3.10 identifies (i) all material office locations in which AEFC or any AEFC Subsidiary is occupying space that is leased or licensed by any of them, and (ii) all other material Leases to which AEFC or any AEFC Subsidiary is a party. Except as set forth in Schedule 3.10, such leased real property constitutes all of the material real property leased, subleased, licensed or otherwise used in the operation of the business of AEFC or any AEFC Subsidiary as presently conducted. True and correct copies of such Leases have been delivered or made available to Dekania. Neither AEFC nor any AEFC Subsidiary is in material breach or default under any material Lease and, to the knowledge of AEFC, no event has occurred or failed to occur which, with the passage of time or giving of notice, or both, would constitute a material default, in the performance of the obligations under any of such Leases by AEFC or any AEFC Subsidiary or, to the knowledge of AEFC, by any other party to any of such material Leases. Except as may be limited by bankruptcy, insolvency, reorganization and similar applicable Laws affecting creditors generally and by the availability of equitable remedies (a) each of the material Leases to which AEFC or any AEFC Subsidiary is a party is a valid and binding obligation of AEFC or an AEFC Subsidiary, as applicable, and, to the knowledge of AEFC, each other party to such Lease and (b) each of the Leases is enforceable against AEFC or an AEFC Subsidiary, as applicable, and, to the knowledge of AEFC, each other party to such Lease, except in each case for failures that, individually or in the aggregate, would not reasonably be expected to have a AEFC Material Adverse Effect. Neither AEFC nor any

AEFC Subsidiary has received any written communication from the landlord or lessor under any of such material Leases claiming that it is in breach of its obligations under such Leases, except for written communications claiming breaches that, individually or in the aggregate, would not reasonably be expected to have or result in a AEFC Material Adverse Effect.

Section 3.11. Material Contracts; Certain Contracts.

(a) Schedule 3.11(a) contains a correct and complete list of all Material Contracts of AEFC and the AEFC Subsidiaries in existence on the date of this Agreement (the “AEFC Material Contracts”). AEFC has made available or delivered to Dekania complete and correct copies of all written AEFC Material Contracts and accurate and complete descriptions of all material terms of all oral AEFC Material Contracts.

(b) Each AEFC Material Contract is valid and binding on AEFC and/or one or more AEFC Subsidiaries, as applicable, and is enforceable against AEFC or any AEFC Subsidiary that is a party thereto, as the case may be, and, to the knowledge of AEFC, each other party thereto, in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability. Each of AEFC and any AEFC Subsidiary has performed all of its material obligations under each such AEFC Material Contract to the extent that such obligations have accrued. Except as set forth on Schedule 3.11(b), the enforceability of any AEFC Material Contract will not be affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement except to the extent that the effect on such enforceability would not reasonably be expected to have or result in an AEFC Material Adverse Effect. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of AEFC or any AEFC Subsidiary or, to the knowledge of AEFC, any other party thereto under any AEFC Material Contract, except in each case for any defaults that, individually or in the aggregate, would not reasonably be expected to have an AEFC Material Adverse Effect.

(c) Except for any AEFC Material Contracts and as set forth in Schedule 3.11(c), as of the date of this Agreement, neither AEFC nor any AEFC Subsidiary has entered into or is bound by or subject to any of the following:

(i) any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of AEFC or any AEFC Subsidiary or (B) AEFC or any AEFC Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person in each case in excess of $500,000 individually or in the aggregate in excess of $1,500,000;

(ii) other than pursuant to Contracts entered into in the ordinary course of business, any Contract providing for the indemnification of any Person with respect to liabilities, whether absolute, accrued, contingent or otherwise that would be material to AEFC and the AEFC Subsidiaries, taken as a whole;

(iii) other than in the ordinary course of business, any Contract under which AEFC or any AEFC Subsidiary has made or is obligated to make, directly or indirectly, any loans, extensions of credit or other similar advances to any Person, in each case in excess of $500,000 individually or $1,500,000 in the aggregate;

(iv) any Contract prohibiting or materially restricting the ability of AEFC or any AEFC Subsidiary from conducting its business, engaging in any business or operating in any geographical area or competing with any Person;

(v) other than Contracts entered into in the ordinary course of business, any Contract to cap fees, share fees, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that would be material to AEFC on a consolidated basis;

(vi) other than Contracts entered into in the ordinary course of business, any Contract that provides for future earn-out or other similar contingent payment obligations of AEFC or any AEFC Subsidiary;

(vii) other than Contracts entered into in the ordinary course of business, any Contract which contains (A) a “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to AEFC or any AEFC Subsidiary or (B) a “most favored nation” or similar provision, in each case of (A) and (B) where the obligations of AEFC or any AEFC Subsidiary under each undertaking or provision would be material to AEFC on a consolidated basis; or

(viii) any Contract requiring AEFC or any AEFC Subsidiary (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product, in each case in an amount in excess of $500,000 individually or $1,500,000 in the aggregate.

(d) For the purpose of this Section 3.11, the phrase “ordinary course of business” shall be deemed to be limited to the ordinary course of business, consistent with past practice, of AEFC and the AEFC Subsidiaries, taken as a whole.

Section 3.12. Litigation. Schedule 3.12 sets forth a list of all pending and served and, to the knowledge of AEFC, pending and not served or threatened Litigation with respect to AEFC or any AEFC Subsidiary, other than any such pending or threatened Litigation which would not reasonably be expected to have or result in an AEFC Material Adverse Effect. Except as set forth on Schedule 3.12, there is no Proceeding pending and served or, to the knowledge of AEFC, pending and not served or threatened against AEFC or any AEFC Subsidiary, or any of their respective properties, assets or rights or businesses, other than Proceedings that, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

Section 3.13. Affiliate Arrangements.

(a) Except as set forth in Schedule 3.13(a), there is no material Contract, arrangement, liability or obligation (whether or not evidenced by a writing) between an AEFC Subsidiary or AEFC Investment Vehicle, on the one hand, and AEFC or any of its Affiliates (other than an AEFC Subsidiary or AEFC Investment Vehicle), on the other hand (any such Contract, liability or obligation, an “AEFC Affiliate Arrangement”).

(b) To the knowledge of AEFC, no director or executive officer of AEFC or any AEFC Subsidiary: (i) owns, directly or indirectly, any economic or ownership interest (other than an equity interest of 5% or less in any entity which has a class of equity securities that is publicly traded on a national securities exchange) in (x) any material property or asset, real or personal, tangible or intangible, used in or held for use in connection with the business of AEFC or any AEFC Subsidiary, (y) any Client or (z) any supplier, lessor, lessee or competitor of AEFC or any AEFC Subsidiary, in each case of (x), (y) and (z) where such interest would be material to AEFC and the AEFC Subsidiaries, taken as a whole, (ii) serves as a trustee, officer, director or employee of any Person that is a Client, supplier, lessor, lessee or competitor of AEFC or any AEFC Subsidiary or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle.

(c) None of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle has any loan outstanding, has extended or maintained credit or has arranged for the extension of credit to any director or executive officer of any of them which will not be terminated prior to the Effective Date.

Section 3.14. Compliance with Law; Government Regulation; Etc.

(a) (i) Each of AEFC, the AEFC Subsidiaries and the AEFC Investment Vehicles is in compliance in all material respects with all Applicable Laws and (ii) since January 1, 2005, none of them has received any written notice from any Governmental Authority asserting any violation by any of them of any Applicable Law, except as set forth in Schedule 3.14(a) and in each case for such violations or notices that, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

(b) AEFC and each AEFC Subsidiary hold all licenses, registrations, franchises, permits, orders, approvals and authorizations (collectively, “Permits”) that are required in order to permit AEFC and each AEFC Subsidiary to own or lease their properties and assets and to conduct their respective businesses under and pursuant to all Applicable Laws, other than such Permits the failure of which to obtain would not reasonably be expected to have or result in an AEFC Material Adverse Effect. All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the knowledge of AEFC, no such suspension, cancellation, modification or revocation or Proceeding is threatened in writing, except, in each case, for such failures to be in full force or effect, suspensions, cancellations, modifications, revocations or Proceedings that, individually or in the aggregate, would not reasonably be expected to have an AEFC Material Adverse Effect. Each employee of AEFC or an AEFC Subsidiary who is required to be registered or licensed as a registered principal, registered representative, investment adviser representative, sales person or an equivalent person with any Governmental Authority is duly registered as such and such registration is in full force and effect, except for such failures to be so registered or for such registration to remain in full force and effective that, individually or in the aggregate, would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

(c) Each AEFC Subsidiary identified in Schedule 3.14(c) is duly registered as an investment adviser under the Advisers Act. Each AEFC Subsidiary that is required to be is duly registered, licensed or qualified as an investment adviser in each state or other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not reasonably be expected to have an AEFC Material Adverse Effect. AEFC is not required to be registered, licensed or qualified under the Advisers Act or any other Applicable Law. Each AEFC Subsidiary identified in Schedule 3.14 (c) is in compliance in all material respects with Rule 206(4)-7 under the Advisers Act.

(d) Each AEFC Subsidiary that is required to be is duly registered, licensed or qualified as a broker or dealer in each jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not reasonably be expected to have or result in an AEFC Material Adverse Effect. Each AEFC Subsidiary that is required to be is in compliance, and at all times required by Applicable Law during the past three years has complied, with all regulatory capital requirements under Applicable Law. AEFC and each applicable AEFC Subsidiary has made available to Dekania true, complete and correct copies of its Form BD, including all amendments thereto. AEFC is not required to be registered, licensed or qualified as a broker or dealer under any Applicable Law.

(e) Except as set forth in Schedule 3.14(e) or for any failures to be so registered, licensed or qualified that would not reasonably be expected to have or result in an AEFC Material Adverse Effect, no AEFC Subsidiary is required to be registered, licensed or qualified as a commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent under any Applicable Law. Except as set forth in Schedule 3.14(e), neither AEFC nor any AEFC Subsidiary has received written notice of any Proceeding concerning any failure to obtain any commodity pool operator, futures commission merchant, commodity trading advisor, bank, trust company, real estate broker, insurance company, insurance broker or transfer agent registration, license or qualification.

(f) Neither AEFC, any AEFC Subsidiary nor any “affiliated person” (as defined in the Investment Company Act) of any of them is (taking into account any applicable exemption) ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to act in the capacities set forth in said Section 9(a) or 9(b) and there is no Proceeding pending and served or, to the knowledge of AEFC, pending and not served or threatened by any Governmental Authority, which would reasonably be expected to have or result in such ineligibility. Neither AEFC, any AEFC Subsidiary nor “affiliated persons” (as defined in the Advisers Act) of any of them is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or “associated person” (as defined in the Advisers Act) of a registered investment adviser, and there is no Proceeding pending and served or, to the knowledge of AEFC, pending and not served or threatened by any Governmental Authority, which would reasonably be expected to result in the ineligibility of AEFC, any AEFC Subsidiary or any “affiliated person” to serve in any such capabilities. None of AEFC, any AEFC Subsidiary or their associated persons is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an “associated person” (as defined in the Exchange Act) of a registered broker-dealer, as applicable, and there is no Proceeding pending and served or, to the knowledge of AEFC, pending and not served or threatened by any Governmental Authority, which would reasonably be expected to result in the ineligibility of any of AEFC, any AEFC Subsidiary or any “affiliated person” to serve in any such capacities.

(g) No director, managing director or executive officer or, to the knowledge of AEFC, no other officer or trustee of AEFC or any AEFC Subsidiary is, or at any time since January 1, 2005 has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any consent agreement, memorandum of understanding or disciplinary agreement with, or (iii) subject to any written order from, any Governmental Authority.

(h) Since January 1, 2005, AEFC and each AEFC Subsidiary has filed all registration statements, reports, prospectuses, proxy statements, statements of additional information, sales literature and notices required to be filed by it with any Governmental Authority, including all material amendments or supplements to any of the above (the “Filings”), except for Filings the failure to be made would not reasonably be expected to have an AEFC Material Adverse Effect. Such Filings complied as to form in all material respects with the requirements of Applicable Law and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. Since January 1, 2005 each AEFC Investment Vehicle has made all required Filings, except for Filings the failure to be made would not reasonably be expected to have or result in an AEFC Material Effect.

(i) Except for routine examinations conducted by any Governmental Authority in the ordinary course of the business of AEFC and the AEFC Subsidiaries as applicable, (i) no Governmental Authority has initiated any Proceeding or, to the knowledge of AEFC, no such Proceeding, investigation, examination, audit or review into the business of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle is ongoing, unresolved or threatened by any Governmental Authority and (ii) neither AEFC, any AEFC Subsidiary nor any AEFC Investment Vehicle has received any written notice or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination made by them, (B) threatening to revoke or condition the continuation of any Permit or (C) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), other than any of the forgoing that would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

(j) Each of AEFC and the AEFC Subsidiaries currently has in effect one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies as and to the extent required by Applicable Law, a complete and correct copy of each of which has been delivered or made available to Dekania. Such codes of ethics, insider trading polices, personal trading policies and other material policies comply in all material respects with Applicable Law. The policies of AEFC and the AEFC Subsidiaries as of the date of this Agreement with respect to avoiding conflicts of interest are as set forth in their most recent manuals, which have been made available to Dekania. Since January 1, 2006, there have been no violations by any officer or investment professional of AEFC or any AEFC Subsidiary of such codes of ethics, insider trading polices and personal trading policies, other than violations which would not reasonably be expected to have or result an AEFC Material Adverse Effect.

(k) Since January 1, 2005 AEFC, the AEFC Subsidiaries and the AEFC Investment Vehicles have complied with all Applicable Laws regarding the privacy of Clients and other Persons (except where the failure to so comply would not reasonably be expected to have or result in an AEFC Material Adverse Effect) and have established and complied in all material respects with policies and procedures in this regard reasonably designed to ensure compliance with Applicable Law.

(l) Since January 1, 2005 AEFC, the AEFC Subsidiaries and the AEFC Investment Vehicles have, to the extent required by Applicable Law, established written anti-money laundering programs and a written customer identification program in compliance with Applicable Law and have complied with the terms of such program, except where the failure to so comply would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

(m) AEFC and each AEFC Subsidiary, and, to the knowledge of AEFC, its solicitors, third-party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in compliance with Applicable Law governing sale processes and practices, except in each case as would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

Section 3.15. No Convictions, Injunctions, etc., against Registered Personnel. Schedule 3.15 sets forth all of the principals, representatives or other personnel of AEFC and any AEFC Subsidiary for whom registration, qualification or licensure is required under the Commodities Exchange Act, the Securities Act, the Exchange Act, the Advisers Act or the Investment Company Act. No employee, officer, manager or member of AEFC and, to the knowledge of AEFC, no registered representative of AEFC within the last ten years has been convicted of any felony or misdemeanor involving the purchase or sale of any security or any insurance, annuity or similar contract or arising out of such person’s conduct as, or by reason of any misconduct is permanently or temporarily enjoined by order, judgment or decree of any court of competent jurisdiction from acting as, an underwriter, broker, dealer, investment adviser, municipal securities dealer, government securities broker, government securities dealer, transfer agent, insurance agent, or entity or person required to be registered under the Commodities Exchange Act, the Securities Act, the Exchange Act, the Advisers Act or the Investment Company Act, or as a salesman or employee of any investment company, bank, insurance company, insurance agency or entity or person required to be registered under the Commodities Exchange Act, the Securities Act, the Exchange Act, the Advisers Act or the 1940 Act, or is so permanently or temporarily enjoined from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any security or any insurance, annuity or similar contract.

Section 3.16. Assets Under Management; Clients.

(a) Each Client to which AEFC or an AEFC Subsidiary provides investment management, advisory or sub-advisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”) has, since January 1, 2005, been managed by AEFC or an AEFC Subsidiary such that the exercise of such management or provision of any services is in compliance with the applicable requirements of ERISA, except for any such failure to comply that would not reasonably be expected to have or result in an AEFC Material Adverse Effect. AEFC or an AEFC Subsidiary, to the extent it is regulated under the Advisers Act, satisfies the requirements of Prohibited Transaction Class Exemption 84-14 for a “qualified professional asset manager” (as such term is used in Prohibited Transaction Class Exemption 84-14).

(b) Since January 1, 2005, (i) all performance information prepared by AEFC or an AEFC Subsidiary and provided by AEFC or an AEFC Subsidiary to any Client or potential Client has complied in all material respects with Applicable Law; and (ii) AEFC or an AEFC Subsidiary, as applicable, has maintained all documentation necessary to form the basis for, demonstrate or recreate the foregoing performance calculations as required by Applicable Law.

(c) Since January 1, 2005, each Client account has been operated in all material respects in compliance with the terms of the relevant Investment Advisory Arrangement, except for any such failures to comply that would not reasonably be expected to have an AEFC Material Adverse Effect.

(d) Since January 1, 2005, there has existed no material unremedied “out of balance” condition, pricing error or similar condition with respect to any Client account maintained by AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle, other than any of the foregoing that would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

(e) AEFC and AEFC Subsidiaries that are registered investment advisers have adopted and implemented procedures or practices for the allocation of securities purchased for their Clients that comply in all material respects with Applicable Laws.

Section 3.17. Taxes.

(a) All material Tax Returns required to be filed with respect to AEFC and the AEFC Subsidiaries have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects. AEFC and the AEFC Subsidiaries have timely paid all material Taxes reflected as due and owing on such Tax Returns, and the AEFC Financial Statements reflect adequate reserves or accruals for Taxes not yet due or owing in accordance with GAAP or, if applicable, accounting principles of any other jurisdiction.

(b) There are no Liens for Taxes upon any of the assets of AEFC or any AEFC Subsidiary other than statutory Liens for Taxes not yet due and payable.

(c) No (A) waiver of any statute of limitations in respect of Taxes, (B) agreement for any extension of time with respect to a Tax assessment or deficiency or (C) power of attorney has been granted with respect to Taxes, in each case, relating to AEFC or any AEFC Subsidiary. None of AEFC and the AEFC Subsidiaries is a party to, bound by, or has any obligation under, any tax allocation or sharing agreement or arrangement.

(d) There is no current audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes relating to any of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle. There has not been any written notice of any claim made by a Governmental Authority in a jurisdiction where a Tax Return has not been filed with respect to AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle, that material taxation by that jurisdiction is due by AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle, where such claim has not been resolved favorably to AEFC, such AEFC Subsidiary or such AEFC Investment Vehicle.

(e) None of the AEFC Subsidiaries is or was a member of any consolidated, combined or affiliated group of corporations that filed or was required to file consolidated, combined or unitary Tax Returns other than any group for which AEFC is or was the common parent.

(f) Neither AEFC nor any AEFC Subsidiary has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.

(g) There has been made available to Dekania correct and complete copies of (i) the relevant portion of all federal and other material Tax Returns of AEFC and the AEFC Subsidiaries for the taxable periods ending after December 31, 2001, which have been filed and (ii) all audit reports within the last five years relating solely to any material Taxes due from or with respect to AEFC or any AEFC Subsidiary.

(h) AEFC and the AEFC Subsidiaries are in material compliance with all applicable information reporting and Tax withholding requirements under applicable Tax laws.

(i) For all taxable years since its inception, each AEFC Investment Vehicle has elected to be treated as, and has qualified to be treated as, a partnership for U.S. federal income tax purposes and any similar provisions or sate or local law in any jurisdiction in which it filed or was required to file, a Tax Return. Each AEFC Investment Vehicle has (i) duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects and (ii) has timely paid, or withheld and paid over, all Taxes due or claimed to be due by any Governmental Authority or with respect to Taxes not yet due and payable, made an adequate provision on its financial statements in accordance with GAAP.

(j) Neither AEFC nor any AEFC Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) involving any of them. Neither AEFC nor any AEFC Subsidiary has promoted, marketed, offered to sell, sold or advised in respect of any “listed” transactions involving AEFC or any AEFC Subsidiary.

(k) Each of AEFC and the AEFC Subsidiaries is in material compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax withholding or reporting in connection with the conduct of their respective businesses.

(l) Schedule 3.17(l) lists all foreign, state and local jurisdictions in which AEFC or any AEFC Subsidiary files Tax Returns including the ownership or operation of the Business.

Section 3.18. Benefit Plans; Employees.

(a) Each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by AEFC or any AEFC Subsidiary for the benefit of any of their employees, or any plans, arrangements or policies mandated by Applicable Law is herein referred to as an “AEFC Benefit Plan.” Each individual employment, collective bargaining, consulting, severance and change-in-control Contract under which AEFC or any AEFC Subsidiary has any present or future liability is herein referred to as an “AEFC Employment Agreement.” Schedule 3.18(a) contains a true and complete list, as of the date of this Agreement, of each AEFC Benefit Plan and each material AEFC Employment Agreement. AEFC has delivered or made available to Dekania true, correct and complete copies of (A) each AEFC Benefit Plan, (B) the two (2) most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each AEFC Benefit Plan (if any such report was required by Applicable Law), (C) the most recent summary plan description (or similar document) for each AEFC Benefit Plan and (D) each AEFC Employment Agreement. Neither AEFC nor any AEFC Subsidiary has any commitment to establish any new AEFC Benefit Plan or to materially modify any AEFC Benefit Plan.

(b) Each AEFC Benefit Plan has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. There are no material investigations by any Governmental Authority, material termination proceedings or other material claims or Proceedings against or involving any AEFC Benefit Plan or asserting any rights to or claims for benefits under any AEFC Benefit Plan.

(c) No AEFC Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither AEFC nor any AEFC Subsidiary would reasonably be expected to incur any liability under Title IV of ERISA as a result of being treated as a single employer with AEFC or any of its respective Affiliates for purposes of Section 414(b), (c), (m) or (o) of the Code.

(d) Each AEFC Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and, to the knowledge of AEFC, there exist no circumstances likely to result in the loss of such qualification or tax-exempt status.

(e) Neither AEFC nor any AEFC Subsidiary has included within a multiemployer plan (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(f) No amounts payable under any of AEFC Benefit Plans or any other Contract with respect to which AEFC or any AEFC Subsidiary may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the Merger.

(g) The consummation of the Merger will not result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of or on behalf of any employee of AEFC or any AEFC Subsidiary, or entitle any such Person to any severance or similar compensation or benefits.

(h) Each Independent Contractor, and any other Person that AEFC or any AEFC Subsidiary treats as an independent contractor for Tax purposes, qualifies as an independent contractor under all applicable Tax statutes, regulations and rules.

(i) Neither AEFC nor any AEFC Subsidiary has any obligation to provide medical, dental or life insurance benefits (whether or not insured) to any of their employees or former employees after retirement (other than (i) coverage mandated by Applicable Law and (ii) benefits, the full direct cost of which is borne by such employee or former employee (or beneficiary thereof)).

(j) None of the AEFC Benefit Plans restricts the ability of AEFC to amend or terminate such plan.

Section 3.19. Intellectual Property; Information Technology.

(a) Schedule 3.19(a) sets forth a complete and correct list of all of the following, in each case owned by AEFC or any AEFC Subsidiary: (i) patents and patent applications; (ii) trademark applications and registrations; (iii) copyright registrations and (iv) domain names.

(b) To the knowledge of AEFC, neither it nor any AEFC Subsidiary infringes on or otherwise violates the Intellectual Property of any other Person. Neither AEFC nor any AEFC Subsidiary has received any written notice alleging such infringement or violation which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have an AEFC Material Adverse Effect. To the knowledge of AEFC, no Person is infringing on or otherwise violating the Intellectual Property owned by AEFC or any AEFC Subsidiary, which infringement or violation would reasonably be expected to have an AEFC Material Adverse Effect.

(c) To the knowledge of AEFC, the Intellectual Property set forth on Schedule 3.19(a) is valid, enforceable and in full force and effect. Each of AEFC and the AEFC Subsidiaries has taken commercially reasonable steps to protect the confidentiality of the material trade secrets owned by it. All Information Technology used in connection with the business of AEFC and the AEFC Subsidiaries performs substantially in accordance with its documentation, except as has not had and would not reasonably be expected to have or result in an AEFC Material Adverse Effect.

Section 3.20. Insurance. AEFC and each AEFC Subsidiary maintain, or AEFC maintains on behalf of the AEFC Subsidiaries, such worker’s compensation and employers liability, commercial property, commercial general liability, errors and omissions, directors’ and officers’, fidelity and other insurance or bonds as they may be required to maintain under Applicable Laws. AEFC and each AEFC Subsidiary has complied in all material respects with the terms and provisions of such policies and bonds.

Section 3.21. Compliance with Environmental Law. To the knowledge of AEFC, AEFC and each of the AEFC Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to any of their respective properties and assets including any real property now or previously owned by them and the use and ownership thereof. There are no Proceedings by any Governmental Authority pending, or to the knowledge of AEFC, threatened against AEFC or any AEFC Subsidiary under any Environmental Law. There are no facts, circumstances or conditions relating to the past or present business or operations of AEFC or any AEFC Subsidiary (including the disposal of any wastes, hazardous substances or other materials), and no environmental conditions at any facilities or properties of AEFC or any AEFC Subsidiary (including any previously owned or operated properties) that, individually or in the aggregate, could reasonably be expected to give rise to any Proceedings or to any material liability, under any Environmental Law.

Section 3.22. Derivative Products. To the knowledge of AEFC, all interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments entered into for the account of one or more of the Clients, were entered into (i) in accordance with applicable Client guidelines, prospectuses or offering memoranda to the extent entered into for Clients and (ii) in accordance in all material respects with all Applicable Laws and (iii) with counter-parties as directed by the applicable Client (where the Client so directs). To the knowledge of AEFC, no other party thereto is in material breach of any of its obligations under any such agreement or arrangement.

Section 3.23. Brokers and Finders. Except as set forth on Schedule 3.23, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, AEFC or any AEFC Subsidiary in connection with this Agreement or the Ancillary Agreements or the Merger.

Section 3.24. Board of Directors Approvals. The Board of Directors of AEFC, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of AEFC and the holders of AEFC Common Stock and AEFC Preferred Stock, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of AEFC Common Stock and AEFC Preferred Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 3.25. Absence of Undisclosed Liabilities. Neither AEFC nor any AEFC Subsidiary is subject to any liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise), and there are no existing conditions, situations or facts that would or would reasonably be expected to result in any such obligation or liability, except (a) as reflected in the AEFC Financial Statements or in the notes thereto or (b) for obligations and liabilities (i) incurred in the ordinary course of business, consistent with past practice, or (ii) that individually or in the aggregate would not reasonably be expected to have or result in a AEFC Material Adverse Effect.

Section 3.26. Vote Required. The affirmative votes of the holders of (i) a majority of the shares of AEFC Common Stock outstanding, voting as a class, (ii) a majority of the shares of AEFC Preferred Stock outstanding, voting as a class, and (iii) a majority of the voting power of the shares of AEFC Common Stock and AEFC Preferred Stock outstanding, voting together as a single class, are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

Section 3.27. Representations Complete. Except for the representations and warranties of AEFC contained in this Article III, neither AEFC nor any AEFC Subsidiary or AEFC Investment Vehicle makes any express or implied representation or warranty on behalf of AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle to Dekania hereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DEKANIA

Except as set forth in writing in a Schedule attached to the Disclosure Letter delivered by Dekania to AEFC on the date hereof (the “Dekania Disclosure Letter”), Dekania represents and warrants to AEFC as follows:

Section 4.1. Organization. Dekania is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Dekania has the requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets that it purports to own, lease or operate. Dekania is duly licensed or qualified to do business in each jurisdiction where its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except for any failures to be so qualified that, individually or in the aggregate, would not reasonably be expected to have a Dekania Material Adverse Effect. Each Organizational Document of Dekania is in full force and effect, and Dekania is not in material violation thereof.

Section 4.2. Capital Structure.

(a) The authorized capital stock of Dekania consists of 30,000,000 shares of Dekania Common Stock, of which 12,699,900 shares are issued and outstanding, and 1,000,000 shares of Dekania Preferred Stock, of which no shares are issued and outstanding. All of the issued and outstanding shares of Dekania Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any Equity Rights.

(b) Except as set forth in Schedule 4.2(b), there are no outstanding Equity Rights (i) obligating Dekania to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, any capital stock of Dekania, including any Dekania Common Stock or Dekania Preferred Stock, or securities or obligations convertible or exchangeable into or exercisable for, any capital stock of Dekania, (ii) giving any Person a right to subscribe for any capital stock of Dekania or (iii) requiring or obligating Dekania to issue, grant, adopt or enter into any such Equity Right. Dekania does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock or equity of Dekania. Dekania has no (x) outstanding Indebtedness that, by its terms, provides any Person the right to vote on any corporate matter requiring a vote of stockholders of Dekania, or that is convertible into or exercisable for any capital stock or equity of Dekania or (y) outstanding or authorized Equity Rights that entitle or convey to any Person the right to vote with the stockholders of Dekania on any matter. To the knowledge of Dekania, there are no voting trusts or similar agreements outstanding with respect to any capital stock or equity securities of Dekania.

Section 4.3. No Subsidiaries. Except as described in Schedule 4.3, Dekania does not own, and has not owned, any equity or other securities of, interests in, or Equity Rights with respect to, and has no right to acquire any equity or other securities of, or Equity Rights with respect to, any Person.

Section 4.4. Authority; Validity of Agreements. Dekania has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is specified to be a party, and, subject to obtaining the Dekania Stockholder Vote (as defined in Annex A hereto), to perform its obligations hereunder and thereunder and to consummate the Merger. The execution, delivery and performance by Dekania of this Agreement and each of the Ancillary Agreements and the consummation by Dekania of the Merger, have been duly and validly authorized and approved by all necessary corporate action on the part of Dekania, subject to obtaining the Dekania Stockholder Vote. This Agreement and each of the Ancillary Agreements to be executed and delivered at or prior to the Closing has been or will be duly and validly executed and delivered by Dekania, and, assuming due authorization, execution and delivery by AEFC and any other party (other than Dekania) hereto and thereto, this Agreement constitutes and upon its execution prior to or at Closing each Ancillary Agreement will constitute, a valid and binding obligation of Dekania, enforceable against it in accordance with its terms, except as (a) the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

Section 4.5. Consents and Approvals. Except (a) as set forth in Schedule 4.5(a), (b) as required under the HSR Act, and (c) for the Dekania Stockholder Vote, Dekania is not required to obtain the Consent of any Governmental Authority or other Person or to obtain any Permit in connection with the execution and delivery by Dekania of this Agreement or the performance of this Agreement and each Ancillary Agreement by Dekania, except for Consents and Permits the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have or result in a Dekania Material Adverse Effect.

Section 4.6. No Conflicts. Assuming that any Consents referred to in Section 4.5 are properly submitted and duly obtained and any applicable waiting periods have expired or terminated and except as set forth in Schedule 4.6, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Dekania do not, and will not, and the consummation of the Merger will not, conflict with, result in a termination of, contravene or constitute a default under, or be an event that with the giving of notice or passage of time or both will become a default or potential default under, or give to any other Person any right of termination, payment, acceleration, vesting or cancellation of or under, or accelerate the performance required by or maturity of, or result in the creation of any Lien or loss of any rights of Dekania pursuant to any of the terms, conditions or provisions of or under (a) any Applicable Law, (b) the Organizational Documents of Dekania or (c) any Contract, Plan or other instrument binding upon Dekania, or to which the property of Dekania is subject, except for, in the case of this clause (c), any conflict, termination, contravention, default, payment, acceleration, vesting, cancellation, Liens or loss of rights that, individually or in the aggregate, would not reasonably be expected to have or result in a Dekania Material Adverse Effect.

Section 4.7. SEC Matters.

(a) Dekania has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports, exhibits and other documents required to be filed or furnished by it with the SEC under the Exchange Act, the Securities Act, the Sarbanes-Oxley Act, the rules and regulations promulgated under any of the foregoing, or otherwise (the forms, statements, certifications, reports, exhibits and other documents filed or furnished prior to, on or subsequent to the date hereof including any amendments or supplements thereto, the “Dekania SEC Reports”). Each of the Dekania SEC Reports was prepared and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other Applicable Law applicable to the Dekania SEC Reports as in effect at the time it was filed or furnished (or, in the case of any registration statement or proxy statement, on the date of effectiveness or the date of mailing, respectively, and in the case of any Dekania SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing). As of their respective dates of filing, effectiveness or mailing, as applicable (or, if amended or supplemented, as of the dates of such amendments or supplements) the Dekania SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Dekania has been and is in compliance with the applicable listing, corporate governance and other applicable rules and regulations of the American Stock Exchange, Inc.

(c) Dekania has established and maintains disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by Dekania is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(d) Each of the consolidated financial statements of Dekania contained in the Dekania SEC Reports (the “Dekania Financial Statements”), together with the related schedules and notes thereto, complied as to form in all material respects, as of the date of filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly presents, in all material respects, the financial position of Dekania as of the dates indicated and the statement of operations and stockholders’ equity and cash flows of Dekania for the periods then ended. The Dekania Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except, in the case of unaudited quarterly financial statements, subject to normal year-end adjustments consistent with GAAP).

(e) The Dekania Common Stock is registered pursuant to Section 12(g) of the Exchange Act and no action has been taken or, to the best of Dekania’s knowledge, is contemplated, and no proceeding is pending or has been threatened in writing that would result in the suspension, cancellation or termination of such registration.

Section 4.8. Absence of Certain Changes. Since June 30, 2008, other than as expressly contemplated by this Agreement or any Ancillary Agreement, (x) Dekania has in all material respects conducted its business in the ordinary course of business, (y) there has not occurred or come to exist any Dekania Material Adverse Effect or any fact, occurrence, condition, change, development, effect, circumstance or event that, individually or in the aggregate, would reasonably be expected to have or result in a Dekania Material Adverse Effect, and (z) Dekania has not taken any action that would be prohibited by the terms of Section 5.1(b) of this Agreement, had such Section been applicable since such date.

Section 4.9. Litigation. Schedule 4.9 sets forth a list of all pending and served and, to the knowledge of Dekania, pending and not served or threatened Litigation and governmental investigations concerning or involving Dekania, other than any such pending or threatened Litigation which would not reasonably be expected to result in a Dekania Material Adverse Effect. Except as set forth in Schedule 4.9, there is no Proceeding pending and served or, to the knowledge of Dekania, pending and not served or threatened against Dekania or any of its Affiliates, or any of their respective properties, assets, businesses or rights, other than Proceedings that, individually or in the aggregate, would not reasonably be expected to have a Dekania Material Adverse Effect.

Section 4.10. Compliance with Law; Government Regulation; Etc.

(a) (i) Dekania is in compliance in all material respects with all Applicable Laws and (ii) Dekania has not received any written or, to the knowledge of Dekania, oral, notice from any Governmental Authority asserting any violation by Dekania of any Applicable Law, except in each case for such violations or notices that, individually or in the aggregate, would not reasonably be expected to have a Dekania Material Adverse Effect.

(b) Dekania holds all Permits that are required in order to permit Dekania to own or lease its properties and assets and to conduct its business under and pursuant to all Applicable Laws, except in each case as would not reasonably be expected to result in a Dekania Material Adverse Effect.

(c) All such Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the knowledge of Dekania, no such suspension, cancellation, modification or revocation or Proceeding is threatened.

Section 4.11. Dekania Benefit Plans; Employees. Dekania does not have any employees or any employee benefit plans, nor does it have any obligations to provide any such plans or benefits. No officer or director of Dekania has an employment Contract with Dekania.

Section 4.12. Intellectual Property; Information Technology. No material Intellectual Property or Information Technology is necessary for the conduct of Dekania’s business or operations as currently conducted. To the knowledge of Dekania, it does not infringe on or otherwise violate the Intellectual Property of any other Person. Dekania has not received any written notice alleging such infringement or violation which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Dekania Material Adverse Effect. To the knowledge of Dekania, no Person is infringing on or otherwise violating the Intellectual Property owned by Dekania, which infringement or violation would reasonably be expected to have a Dekania Material Adverse Effect.

Section 4.13. Insurance. Dekania maintains such worker’s compensation and employers liability, commercial property, commercial general liability, errors and omissions, directors’ and officers’, fidelity and other insurance or bonds as it may be required to maintain under Applicable Laws. Dekania has complied in all material respects with the terms and provisions of such policies and bonds.

Section 4.14. Affiliate Arrangements.

(a) Except as set forth in Schedule 4.14(a), there is no material Contract, arrangement, liability or obligation (whether or not evidenced by a writing) between Dekania and any current or former officer, director, shareholder or Affiliate (any such Contract, liability or obligation, a “Dekania Affiliate Arrangement”).

(b) To the knowledge of Dekania, except as set forth on Schedule 4.14(b) or in the Dekania SEC Reports, no director or executive officer of Dekania: (i) owns, directly or indirectly, any economic or ownership interest (other than an equity interest of 5% or less in any entity which has a class of equity securities that is publicly traded on a national securities exchange) in (x) any material property or asset, real or personal, tangible or intangible, used in or held for use in connection with Dekania’s business or (y) any supplier, lessor, lessee or competitor of Dekania, where such interest would be material to Dekania, (ii) serves as a trustee, officer, director or employee of any Person that is a supplier, lessor, lessee or competitor of Dekania or (iii) has received any loans from or is otherwise a debtor of, or made any loans to or is otherwise a creditor of, Dekania.

(c) Dekania has no loan outstanding, has not extended or maintained credit, and has not arranged for the extension of credit, to any director, officer or employee of any of them.

Section 4.15. Real Properties. Except as set forth in Schedule 4.15, Dekania neither owns nor leases any real or personal property material to its operations.

Section 4.16. Material Contracts.

(a) Schedule 4.16(a) contains a correct and complete list of all Material Contracts of Dekania in existence on the date of this Agreement (the “Dekania Material Contracts”). Each Dekania Material Contract is valid, binding and in full force and effect, and is enforceable against Dekania and, to the knowledge of Dekania, each other party thereto, in accordance with its terms. Dekania has duly performed all of its material obligations under each such Material Contract to the extent that such obligations have accrued. Except as set forth on Schedule 4.16(a), the enforceability of any Dekania Material Contract will not be affected by the execution, delivery or performance of this Agreement or any Ancillary Agreement. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both would become defaults) of Dekania or, to the knowledge of Dekania, any other party thereto under any Material Contract, except in each case for any defaults that, individually or in the aggregate, would not reasonably be expected to have a Dekania Material Adverse Effect. To the knowledge of Dekania, there are no circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both, would permit Dekania, to alter or amend any of the material terms or conditions of any Material Contract or would permit or would result in any increased liability or penalty, except for such circumstances, occurrences, events or acts that, individually or in the aggregate, would not reasonably be expected to have a Dekania Material Adverse Effect.

(b) Except as set forth in Schedule 4.16(b), Dekania has not entered into or is bound by or subject to any Contract prohibiting or materially restricting the ability of Dekania to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person.

Section 4.17. Brokers and Finders. Except as set forth in Schedule 4.17, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Dekania in connection with this Agreement or the Ancillary Agreements or the Merger.

Section 4.18. Taxes.

(a) All material Tax Returns required to be filed with respect to Dekania have been duly and timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects. Dekania has timely paid all material Taxes reflected as due and owing on such Tax Returns, and the Dekania Financial Statements reflect adequate reserves or accruals for Taxes not yet due or owing in accordance with GAAP or, if applicable, accounting principles of any other jurisdiction.

(b) There are no Liens for Taxes upon any of the assets of Dekania other than statutory Liens for Taxes not yet due and payable.

(c) No (A) waiver of any statute of limitations in respect of Taxes, (B) agreement for any extension of time with respect to a Tax assessment or deficiency or (C) power of attorney has been granted with respect to Taxes, in each case, relating to Dekania. Dekania is not a party to, or bound by, nor does it have any obligation under, any tax allocation or sharing agreement or arrangement.

(d) There is no current audit, examination, deficiency, refund litigation or proposed adjustment with respect to any Taxes relating to Dekania. There has been any written notice of any claim made by a Governmental Authority in a jurisdiction where a Tax Return has not been filed with respect to Dekania, that material taxation by that jurisdiction is due by Dekania, where such claim has not been resolved favorably to Dekania.

(e) No Subsidiary of Dekania is, or ever has been, a member of any consolidated, combined or affiliated group of corporations that filed or was required to file consolidated, combined or unitary Tax Returns other than any group for which Dekania is or was the common parent.

(f) Dekania has not constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.

(g) There has been made available to AEFC correct and complete copies of (i) the relevant portion of all federal and other material Tax Returns of Dekania for the taxable periods ending after December 31, 2001, which have been filed and (ii) all audit reports within the last five (5) years relating to any material Taxes due from or with respect to Dekania.

(h) Dekania is in material compliance with all applicable information reporting and Tax withholding requirements under applicable Tax laws.

(i) Dekania has not participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A). Dekania has not promoted, marketed, offered to sell, sold or advised in respect of any “listed” transactions involving Dekania.

(j) Dekania is in material compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting in connection with the conduct its business.

(k) Schedule 4.18(k) lists all foreign, state and local jurisdictions in which Dekania files Tax Returns.

Section 4.19. Board of Directors Approvals. The Board of Directors of Dekania, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of Dekania and the holders of Dekania Common Stock, (ii) duly and validly adopted a resolution approving this Agreement and the transactions contemplated hereby, including the Merger and (iii) recommended that the stockholders of Dekania approve and adopt this Agreement and the Merger, and none of the aforesaid actions by such Board of Directors has been amended, rescinded or modified.

Section 4.20. Vote Required. The Dekania Stockholder Vote is the only vote of the holders of any class or series of Dekania’s capital stock, including the Dekania Common Stock, necessary to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

Section 4.21. Non-Applicability of Takeover Statutes. Dekania and its Board of Directors have taken all actions necessary such that no restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover or regulation, including (without limitation) Section 203 of the DGCL, or any similar provisions of any of the Organizational Document of Dekania is, or at the Effective Time will be, applicable to Dekania, AEFC, any AEFC Subsidiary or AEFC Investment Vehicle, the Dekania Common Stock or this Agreement or any of the transactions contemplated hereby, including the Merger.

Section 4.22. Absence of Undisclosed Liabilities. Dekania is not subject to any liabilities or obligations (whether known, unknown, absolute, accrued, contingent or otherwise), and there are no existing conditions, situations or facts that would reasonably be expected to result in any such obligation or liability, except (a) as reflected in the Dekania Financial Statements or in the notes thereto or (b) for obligations and liabilities (i) incurred in the ordinary course of business, consistent with past practice, or (ii) that individually or in the aggregate, have not had and would not reasonably by expected to have or result in a Dekania Material Adverse Effect.

Section 4.23. Representations Complete. Except for the representations and warranties of Dekania contained in this Article IV, Dekania does not make any express or implied representation or warranty to AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle hereunder.

ARTICLE V

COVENANTS

Section 5.1. Conduct of Business. During the period from the date of this Agreement and until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as (x) expressly contemplated by this Agreement or any Ancillary Agreement, (y) set forth in Schedule 5.1 to the AEFC Disclosure Letter or the Dekania Disclosure Letter, as the case may be, or (z) consented to in writing by either Dekania or AEFC, as the case may be (any request of such consent by AEFC or Dekania to be considered in good faith and the grant of such consent not to be unreasonably withheld, conditioned or delayed), each of AEFC (with respect to AEFC) and Dekania (with respect to Dekania) shall, and, in the case of AEFC, shall cause the AEFC Subsidiaries to:

(a) (i) carry on its businesses in the ordinary course in all material respects consistent with past practice, and (ii) use commercially reasonable efforts to keep its business and operations intact in all material respects and preserve its material rights, franchises, goodwill and relations with its clients, customers, lessors, suppliers and others with whom it does business so that they will be preserved as of and after the Effective Time.

(b) without limiting the generality of the foregoing,

(i) not amend in any material respect the Organizational Documents of AEFC or any AEFC Subsidiary or Dekania, as applicable (except as shall be necessary to discharge its obligations under this Agreement);

(ii) not make any distribution or declare, pay or set aside any dividend with respect to, or split, combine, redeem, reclassify, purchase or otherwise acquire directly, or indirectly, any equity interests or shares of capital stock of, or other equity or voting interest in, AEFC, any AEFC Subsidiary or Dekania, as applicable, or make any other changes in the capital structure of AEFC or any AEFC Subsidiary or Dekania, as applicable;

(iii) except in connection with Equity Rights existing on the date of this Agreement and disclosed on Schedule 3.2(b) or 4.2(b), as applicable, not authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (i) any equity interests or capital stock of or other equity or voting interest in, AEFC, any AEFC Subsidiary or Dekania as applicable, or (ii) any Equity Rights in respect of, security convertible into, exchangeable for or evidencing the right to subscribe for or acquire either (A) any equity interests or shares of capital stock of, or other equity or voting interest in, AEFC, any AEFC Subsidiary or Dekania, as applicable, or (B) any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, AEFC, any AEFC Subsidiary or Dekania, as applicable;

(iv) not sell, transfer, assign, convey, lease, license mortgage, pledge or otherwise subject to any material Lien any of its properties or assets, tangible or intangible, except for Permitted Liens or in the ordinary course of business consistent with past practice;

(v) not incur, assume or guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or cancel or waive any claims under any Indebtedness or other claims or rights of substantial value or amend or modify the terms relating to any such Indebtedness, claims or rights, except for any such incurrence, assumption or guarantee of Indebtedness or amendment of the terms of such Indebtedness in the ordinary course of business involving not more than $500,000;

(vi) not change any material financial accounting principle, method or practice (including any principles, methods or practices relating to the estimation of reserves or other liabilities), other than changes required by GAAP or Applicable Law;

(vii) not (A) other than routine wage or salary increases in the ordinary course of business consistent with past practice, make or agree to make any material increase in compensation (other than bonuses and commissions earned or paid in the ordinary course of business pursuant to compensatory arrangements in effect on the date of this Agreement or entered into in the ordinary course of business consistent with past practice with personnel hired after the date of this Agreement), pension, or other fringe benefits or perquisites payable to any officer or investment professional, (B) grant or agree to grant any severance or termination pay or enter into any Contract to make or grant any severance or termination pay or pay any bonus, other than in the ordinary course of business consistent with past practice, (C) other than in the ordinary course of business consistent with past practice or as required by Applicable Law, grant or agree to grant or accelerate the time of vesting or payment of any awards under a Plan, including an AEFC Benefit Plan, or (D) other than in the ordinary course of business consistent with past practice, establish, adopt, amend, modify or terminate any Plan, including an AEFC Benefit Plan, except, in the case of each of clauses (A) through (D) above, as necessary or required to comply with Applicable Law (including, without limitation, Section 409A of the Code;

(viii) except as set forth in Schedule 5.1(b)(viii), not acquire any business or Person that would be material to AEFC or Dekania, as applicable, by merger, consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract to do any of the foregoing;

(ix) not enter into, amend in any material respect, or terminate any Material Contract, other than in the ordinary course of business consistent with past practice;

(x) not amend, breach, terminate or allow to lapse any material Permit other than in the ordinary course of business or as required by Applicable Law;

(xi) not enter into or amend in any material respect any limited liability company, joint venture, partnership, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, joint development or similar agreement, except in the ordinary course of business consistent with past practice;

(xii) not make or incur any capital expenditure or other financial commitment (other than up-front payments made in the ordinary course of business consistent with past practice to registered representatives upon joining AEFC or any AEFC Subsidiary) requiring payments in each case in excess of $500,000;

(xiii) not make or change any material Tax election, settle and/or compromise any material Tax liability, or amend any Tax Return in a manner inconsistent with past practice;

(xiv) not take any action that would be inconsistent in any material respect with each AEFC Investment Vehicle’s prospectuses and other offering, advertising and marketing materials, as amended or supplemented;

(xv) other than in the ordinary course of business, not pay, discharge, settle or satisfy any claim, liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $500,000; and

(xvi) not enter into any Contract to take any action prohibited by or not in compliance with any provision of this Section 5.1, or otherwise commit or agree to take any such action.

Section 5.2. Information Prior to Closing. (a) Subject to the provisions of Section 5.6 and Applicable Law and the confidentiality obligations set forth in the Confidentiality Agreement, between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of Dekania and AEFC shall, and AEFC shall cause the AEFC Subsidiaries to, instruct their respective management personnel to reasonably cooperate with the other party and its representatives during normal business hours and provide the other party and its accountants, employees, attorneys and other representatives acting on behalf of the other party with reasonable access during normal business hours to, and permit such Persons to review, their respective properties, books, Contracts, accounts and records, and shall provide such other information to the other party and its representatives as they may reasonably request; provided that any such access and review shall be granted and conducted in such manner as not to interfere unreasonably with the conduct of the business of AEFC, the AEFC Subsidiaries or Dekania, as applicable.

(b) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, (i) AEFC shall provide Dekania on a monthly basis promptly as they become available copies of all regularly prepared monthly financial statements and reports of AEFC, as appropriate, including statements of operations and balance sheets, and (ii) Dekania shall provide AEFC promptly as they become available copies of all Dekania SEC Reports.

Section 5.3. Notification of Certain Matters.

(a) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms,

(i) AEFC shall give prompt notice to Dekania of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by AEFC in this Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) an AEFC Material Adverse Effect, in each case of which AEFC becomes aware; (B) any notice or other written communication (other than routine notices or communications in the ordinary course of business) from any Governmental Authority with respect to the Merger; or (C) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger; and

(ii) Dekania shall give prompt notice to AEFC of (A) the occurrence or existence of (1) the breach in any material respect of a representation or warranty made by Dekania in this Agreement, (2) any fact, circumstance or event that would reasonably be expected to prevent or materially delay any condition precedent to any party’s obligations from being satisfied, and/or (3) a Dekania Material Adverse Effect, in each case of which Dekania becomes aware; (B) any notice or other written communication (other than routine notices or communications) from any Governmental Authority with respect to the Merger; and (C) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger.

(b) Between the date hereof and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, unless prohibited by Applicable Law, AEFC shall make available to Dekania, promptly after the same become available, complete and correct copies of all inspection reports and material correspondence relating to any inquiry or investigation provided to AEFC, any AEFC Subsidiary or any AEFC Investment Vehicle, by any Governmental Authority.

Section 5.4. No Solicitation, Etc.

(a) During the period from the date hereof continuing through the Closing or the termination of this Agreement in accordance with its terms, whichever occurs first, AEFC shall not, and shall use commercially reasonable efforts to cause the AEFC Subsidiaries and all of the respective officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys or accountants thereof (collectively, the “AEFC Representatives”) not to, directly or indirectly, initiate, solicit, engage in or knowingly encourage discussions or negotiations with, or provide any information to, any Person, other than Dekania (and its Affiliates and the Dekania Representatives), concerning any acquisition by, or issuance to, such Person of any Equity Rights, capital stock or other equity securities of AEFC or any material AEFC Subsidiary, other than as permitted or contemplated by this Agreement, including Section 5.1 hereto, or the AEFC Disclosure Letter, or any merger, sale of all or a substantial portion of the assets of, recapitalization or similar transaction involving AEFC or any material AEFC Subsidiary. AEFC will notify Dekania as soon as practicable if any Person makes any proposal, offer or inquiry to AEFC or any AEFC Representative with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such proposal or offer. Notwithstanding any other provision contained herein, the members of AEFC’s Board of Directors shall not be prevented from complying with their fiduciary duties under Applicable Law, and the AEFC Representatives shall not be prevented from assisting the AEFC Board of Directors in so complying, including without limitation engaging in discussions or negotiations or furnishing information (in each case only to the extent necessary to comply with such disclosure obligations or fiduciary duties), provided that AEFC shall not be authorized to enter into any agreement providing for an acquisition of AEFC or any substantial part of its Equity Rights, capital stock or other equity securities or assets prior to the termination of this Agreement in accordance with its terms.

(b) During the period from the date hereof continuing through the Closing, Dekania shall not, and shall use commercially reasonable efforts to cause its Affiliates and all of its and their respective officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys or accountants (collectively, the “Dekania Representatives”) not to, directly or indirectly, initiate, solicit, engage in or knowingly encourage discussions or negotiations with, or provide any information to, any Person, other than AEFC (and its Affiliates and the AEFC Representatives), concerning any acquisition by, or issuance to, such Person of any Equity Rights, capital stock or other securities of Dekania, other than as permitted or contemplated by this Agreement, including Section 5.1 hereto, or the Dekania Disclosure Letter, or any merger, asset sale, recapitalization or similar transaction involving Dekania. Dekania will notify AEFC as soon as practicable if any Person makes any proposal, offer or inquiry to Dekania or any Dekania Representative with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and the substance and material terms of any such proposal or offer. Notwithstanding any other provision contained herein (i) Dekania and its Board of Directors shall not be prohibited from complying with their disclosure obligations under Rules 14d-9 and 14e-2 under the Exchange Act so long as the requirements set forth in this Section 5.4(b) are satisfied and provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement, and (ii) the members of the Dekania Board of Directors shall not be prevented from complying with their fiduciary duties under Applicable Law, and the Dekania Representatives shall not be prevented from assisting the Dekania Board of Directors in so complying, including without limitation engaging in discussions or negotiations or furnishing information (in each case only to the extent necessary or advisable to comply with such fiduciary duties), provided that Dekania shall not be authorized to enter into any agreement providing for an acquisition of Dekania or any substantial part of its Equity Rights, capital stock or other equity securities or assets prior to the termination of this Agreement in accordance with its terms.

Section 5.5. Confidentiality and Announcements.

(a) In the event of the termination of this Agreement at any time prior to the Effective Time, and subject to the terms of the Confidentiality Agreement, Dekania shall keep confidential, and use commercially reasonable efforts to cause its Affiliates and other Dekania Representatives to keep confidential, all non-public information in its possession provided by AEFC or any AEFC Representative relating to AEFC, the AEFC Subsidiaries, the AEFC Investment Vehicles, and the respective businesses and operations thereof, except (i) as required by Applicable Law or administrative process, (ii) for information that is or becomes known or available to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 5.5(a) or (iii) for information that is or was received from a third party that, to the knowledge of such party to this Agreement, is or was (at the relevant time) not in breach of a confidentiality obligation with regard to such information.

(b) Neither party to this Agreement shall, nor shall any of their respective Affiliates or representatives (including accountants, lenders, counsel or investment bankers), without the approval of the other party, issue any press release or make any other public disclosure regarding the execution of this Agreement or the transactions contemplated hereby, including the Merger, or otherwise disclose any of the contents of this Agreement or the Ancillary Agreements, except as may be determined in good faith by a party to be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange (in which case such party shall consult, to the extent reasonably practicable, with the other party prior to issuing such press release or making such public disclosure).

Section 5.6. Regulatory Matters; Third-Party Consents.

(a) The parties to this Agreement shall cooperate with each other and use commercially reasonable best efforts to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Authorities set forth in Schedules 3.5 and 4.5 or that are necessary to consummate the Merger; provided, however , that (i) no party shall be required to make any payment to obtain any Consent from a third party (or Governmental Authority), except that Dekania shall pay the required filing fees for any applications under the HSR Act or any registration statement or proxy statement filed with the SEC or any listing application filed with any national securities exchange, and (ii) neither party nor any Subsidiary thereof shall agree orally or in writing to any material amendments to any Material Contract of such party, to any material concessions in any material commercial arrangements or to any material loss of rights (whether to have effect prior to or after the Effective Time), in each case, in connection with obtaining any Consents from any private third-party or Governmental Authority without obtaining the prior written consent of the other party hereto, which consent shall not be unreasonably delayed, cancelled or withheld.

(b) If any required Consent of any third party (excluding any Governmental Authority) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VII hereof), shall cooperate in good faith to seek prior to Closing, if possible, a reasonable alternative arrangement to achieve the economic results intended; provided, however, that the provisions of this Section 5.6(b) shall not affect the conditions set forth in Section 6.2(d) and 6.3(d) hereof.

(c) Subject to Applicable Law and any applicable confidentiality restrictions, including as set forth in this Agreement or the Confidentiality Agreement, Dekania and its counsel, on the one hand, and AEFC and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to Dekania or AEFC, as the case may be, that appear in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger, provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Authority on a confidential basis in connection with the Merger.

Section 5.7. AEFC Client Consents.

(a) If Consent or other action is required by Applicable Law or by the Investment Advisory Arrangement of any Client for the Investment Advisory Arrangement with such Client to continue after Closing, as promptly as practicable following the date hereof, AEFC shall, or shall cause an AEFC Subsidiary to, send a notice complying with Applicable Law and the terms of such Client’s Investment Advisory Arrangement in form and substance reasonably acceptable to Dekania (the “Notice”) informing such Client of the Merger and requesting such Consent in writing or other required action.

(b) Subject to Applicable Law, Dekania and AEFC agree that any Consent required for any Investment Advisory Arrangement with a Client (other than a Public Fund) to continue after the Effective Time shall be deemed given for all purposes under this Agreement (A) if written Consent is required under Applicable Law or the respective Investment Advisory Arrangement, upon receipt of the written Consent requested in the Notice prior to the Closing Date or (B) if Consent other than written Consent is permitted under Applicable Law and the respective Investment Advisory Arrangement, (x) upon receipt of a written Consent requested in the Notice prior to the Closing Date or (y) if no such written Consent is received, if forty-five (45) days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice) requesting written Consent as aforesaid and informing such Client: (I) of the intention to complete the Merger, which will result in a deemed assignment of such Client’s Investment Advisory Arrangement; (II) of the Surviving Entity’s or one or more of its Subsidiaries’ intention to continue to provide the advisory services pursuant to the existing Investment Advisory Arrangement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the Consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least forty-five (45) days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no Consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates, either orally or in writing, that such Client (1) has not so consented or has terminated or intends to withdraw its Consent or terminate, in whole or in part, its Investment Advisory Arrangement or (2) intends to terminate its Investment Advisory Arrangement or withdraw assets thereunder unless the fees payable under such Arrangement are reduced.

(c) Dekania shall be provided a reasonable opportunity to review all Consent materials to be used by AEFC prior to distribution. AEFC shall promptly upon their receipt make available to Dekania copies of any and all material correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 5.7.

(d) In connection with obtaining the Client Consents and other actions required by subsections (a) and (b) of this Section 5.7, at all times prior to the Closing, AEFC shall take reasonable steps to keep Dekania informed of the status of obtaining such Client Consents and, upon Dekania’s request, make available to Dekania copies of all such executed Client Consents and make available for Dekania’s inspection the originals of such Consents and any related materials, such as telephone logs and other records relating to the Client Consent process.

Section 5.8. Expenses. Except as otherwise expressly provided in this Agreement, each of AEFC and Dekania shall bear its own Transaction Expenses, provided that the filing fees payable in connection with any Filings under or pursuant to the HSR Act, the Securities Act, the Exchange Act or the rules and regulations of any national securities exchange shall be paid by Dekania.

Section 5.9. Further Assurances. Each party to this Agreement agrees to execute such documents and other papers and use commercially reasonable efforts to perform or cause to be performed such further acts as may be reasonably required to carry out the provisions contained in this Agreement and the Ancillary Agreements and to effect the Merger. Following the Effective Time, the executive officers of the Surviving Entity may execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as they may be necessary or advisable to effectuate the purposes of this Agreement, the Ancillary Agreements and the Merger. In no event, however, shall Dekania be required to enter into any closing agreement pursuant to Treasury Regulation Section 1.1503-2(g)(iv)(B)(3).

Section 5.10. Equity Incentive Compensation Plan. Promptly (but in any event within twenty (20) days) following the execution of this Agreement and prior to filing with the SEC the Dekania Proxy Statement, the Board of Directors of Dekania, at a meeting duly called and held, will (a) adopt a resolution approving an equity incentive compensation plan (the “Incentive Plan”), in form and substance reasonably acceptable to AEFC, allowing for issuance under the Incentive Plan of up to 450,000 shares of Surviving Entity Common Stock (or other securities or awards exercisable or exchangeable for Surviving Entity Common Stock) after the Effective Time (in addition to the AEFC Options to be converted into options to purchase Surviving Entity Common Stock pursuant to Section 1.2 above), and (b) recommend that the stockholders of Dekania approve and adopt the Incentive Plan at the Dekania Stockholders Meeting (as defined in Section 5.11(d)).

Section 5.11. Dekania Stockholders Meeting, Proxy Statement and Registration Statement.

(a) As promptly as practicable after the date of this Agreement, Dekania shall prepare and file with the SEC a proxy statement (the “Dekania Proxy Statement”) in connection with obtaining the Dekania Stockholders Vote, the required Dekania stockholder approval of the Incentive Plan and related matters. Dekania shall use commercially reasonable efforts to respond promptly to any comments of the SEC or its staff and have such responses and the Dekania Proxy Statement cleared by the SEC or its staff as soon as possible after the date hereof. As promptly as practicable after the date of this Agreement, Dekania shall also prepare and file with the SEC a registration statement (the “Dekania Registration Statement”) with respect to the maximum number of shares of Surviving Entity Common Stock issuable as Merger consideration, including the Initial Merger Consideration, Additional Merger Consideration, Increased Additional Merger Consideration, Indemnification Escrow Shares and AEFC Earn-out Escrow Shares. Dekania shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff and have the Dekania Registration Statement declared effective by the SEC as soon as possible following the initial filing thereof. One or more of the Dekania Proxy Statement, the Dekania Registration Statement and the materials prepared in connection with the AEFC Stockholders Meeting may be combined into a single document to the extent permitted by Applicable Law. Notwithstanding the foregoing, Dekania shall not be required to prepare and file the Dekania Registration Statement if AEFC has not delivered to Dekania Lock- Up

Agreements in substantially the form of Annex F hereto from persons holding 75% of the aggregate number of outstanding shares of AEFC Common Stock and AEFC Preferred Stock (including, as outstanding shares for these purposes, those shares that would be issuable to holders of AEFC Options and Warrants) on or before fourteen (14) Business Days from the date of this Agreement; provided that the issuances of shares of Surviving Entity Common Stock pursuant to the Merger otherwise qualify for exemptions under applicable securities laws and Dekania provides evidence of each qualification reasonably satisfactory to AEFC; and provided further, that AEFC shall use its commercially reasonable best efforts to supply Dekania with all information concerning AEFC and its security holders as is necessary for Dekania to determine such qualifications. For each of the Dekania Proxy Statement and Dekania Registration Statement, AEFC shall furnish all information concerning it, the AEFC Subsidiaries, the AEFC Investment Vehicles and its other Affiliates (including, without limitation, audited and unaudited financial statements and other financial and business information), as Dekania may reasonably request. The information relating to AEFC, the AEFC Subsidiaries and the AEFC Investment Vehicles supplied in writing by or on behalf of AEFC for inclusion in the Dekania Proxy Statement or Dekania Registration Statement will not, as of the time the Proxy Statement is mailed to the stockholders of Dekania or as of the effective date of the Registration Statement, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Dekania agrees that none of the information included or incorporated by reference in the Dekania Proxy Statement or Dekania Registration Statement (or any amendment or supplement thereto) (other than information relating to AEFC or the AEFC Subsidiaries supplied in writing by AEFC for inclusion therein) will, at the time filed with the SEC, date of mailing to stockholders (for the Dekania Proxy Statement) or declared effective by the SEC (for the Dekania Registration Statement) and at the time of the Dekania Stockholders Meeting or the AEFC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and that all financial statements or proforma financial statements included therein (other than financial statements supplied by AEFC) will comply as to form in all material respects with the requirements of the Securities Act, Exchange Act and all other Applicable Laws. Dekania shall, as promptly as practicable after receipt thereof, provide AEFC with copies of all written comments, and advise AEFC of all oral comments, with respect to the Dekania Proxy Statement or Dekania Registration Statement received from the SEC or its staff. If at any time prior to the date of the Dekania Stockholders Meeting or the AEFC Stockholders Meeting any information relating to AEFC, Dekania or any of their Affiliates, officers or directors, should be discovered by Dekania or AEFC that should be set forth in an amendment or supplement to the Dekania Proxy Statement or Dekania Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by Applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly by Dekania with the SEC and, to the extent required by law, disseminated by Dekania and AEFC to stockholders of Dekania and AEFC, as applicable. Notwithstanding the foregoing, prior to filing or mailing the Dekania Proxy Statement or Dekania Registration Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, Dekania shall (i) provide AEFC with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that AEFC proposes. On the date of their filing or delivery, Dekania shall provide AEFC with a copy of all such filings with, and all such responses delivered to, the SEC. Notwithstanding anything to the contrary in this Agreement but subject to Dekania’s obligations under Applicable Law, no amendment or supplement (including by incorporation by reference) to the Dekania Proxy Statement or Dekania Registration Statement shall be made without the approval of AEFC, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) Dekania will use its reasonable best efforts to cause the Dekania Proxy Statement to be mailed to its stockholders as promptly as practicable after the date of this Agreement, and in any event, will cause such mailing to occur promptly after clearance by the SEC of the Dekania Proxy Statement and not less than ten (10) Business Days prior to the date of the Dekania Stockholders Meeting.

(d) Dekania will take, in accordance with Applicable Law and its Organizational Documents, all action necessary to call, give notice of and hold a meeting of the holders of the Dekania Common Stock to obtain the Dekania Stockholder Vote and approval of the Incentive Plan (including any adjournments or postponements thereof, the “Dekania Stockholders Meeting”) as promptly as practicable after the date of this Agreement. The Board of Directors of Dekania, by no less than a majority vote (including a majority of Dekania’s independent directors), shall recommend to Dekania’s stockholders the adoption of this Agreement and approval of the Merger and Incentive Plan, and Dekania shall use commercially reasonable best efforts to solicit and obtain such approvals. The Board of Directors of Dekania shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to AEFC such recommendation or take any action or make any statement in connection with the Dekania Stockholders Meeting inconsistent with such recommendation, including a recommendation by Dekania’s Board of Directors of any transaction or issuance contemplated in Section 5.4(b) (collectively, a “Change in Dekania Recommendation”); provided, however, that the Board of Directors of Dekania may make a Change in Dekania Recommendation in accordance with, and subject to the limitations set forth in, Section 5.4(b). Notwithstanding any Change in Dekania Recommendation or the existence of any other transaction proposal, Dekania shall cause this Agreement to be submitted to its shareholders at the Dekania Stockholders Meeting for the purpose of adopting this Agreement and approving the transactions contemplated hereby, including the Merger.

Section 5.12. AEFC Stockholders Meeting. AEFC will take, in accordance with Applicable Law and its Organizational Documents, all actions necessary to call, give notice of and hold a meeting of the holders of the AEFC Common Stock and AEFC Preferred Stock to obtain approval of this Agreement and approve the Merger (including any adjournments or postponements thereof, the “AEFC Stockholders Meeting”) as promptly as practicable after the date of this Agreement. The Board of Directors of AEFC, by no less than a majority vote (including a majority of AEFC’s independent directors), shall recommend to AEFC’s stockholders the approval of such matters and shall use commercially reasonable best efforts to solicit and obtain such approval. The Board of Directors of AEFC shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Dekania such recommendation or take any action or make any statement in connection with the AEFC Stockholders Meeting inconsistent with such recommendation (collectively, a “Change in AEFC Recommendation”); provided, however, that the Board of Directors of AEFC may make a Change in AEFC Recommendation in accordance with, and subject to the limitations set forth in, Section 5.4(a). Notwithstanding any Change in Recommendation or the existence of any other transaction proposal, AEFC shall cause this Agreement to be submitted to its shareholders at the AEFC Stockholders Meeting for the purpose of adopting this Agreement and approving the transactions contemplated hereby, including the Merger.

Section 5.13. Nonrecognition Treatment.

(a) Neither Dekania nor AEFC shall take or cause to be taken any action (including agreeing to any transaction or entering into any agreement) that would result in the Merger failing to qualify as a reorganization under Section 368(a)(1)(A) of the Code, and each of Dekania and AEFC shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

(b) Neither Dekania nor AEFC shall take or cause to be taken any position on any Tax Return inconsistent with the treatment of the Merger as a reorganization under Section 368(a)(1)(A) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Officers of AEFC and Dekania shall execute and deliver to Foley & Lardner LLP, tax counsel to AEFC, and Ledgewood, P.C., tax counsel to Dekania, certificates (the “Tax Certificates”) substantially in the form agreed to by the parties and their tax counsel at such time or times as may be reasonably requested by such tax counsel, with respect to the Dekania Proxy Statement or Dekania Registration Statement in connection with each tax counsel’s delivery of its Tax Opinion. Each of Dekania and AEFC shall use commercially reasonable efforts not to take or cause to be taken any action which would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the statements included in the Tax Certificates.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1. Mutual Conditions. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or before the Closing of the following conditions:

(a) No Legal Prohibition, Etc. No order, injunction, judgment or decree issued by any court of competent jurisdiction or other Governmental Authority preventing the consummation of the transactions contemplated by this Agreement, including the Merger, or the execution, delivery or performance of any of the Ancillary Agreements shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, including the Merger, or the execution, delivery or performance of any of the Ancillary Agreements.

(b) HSR Act Notification. The notifications of AEFC and Dekania pursuant to the HSR Act shall have been made and the waiting period applicable to the Merger shall have expired or been terminated.

(c) Dekania Stockholder Approval of the Merger. This Agreement and the transactions contemplated hereby, including the Merger and the Incentive Plan, shall have been approved and adopted in accordance with the DGCL, the rules of the American Stock Exchange, Inc. and Dekania’s Organizational Documents, and holders of no more than one share less than 30% of the shares included as part of the units issued in connection with Dekania’s initial public offering (including shares included in units issued in connection with the exercise by the underwriters therein of their over-allotment option (the “Dekania IPO Shares”) shall have voted against the approval and adoption of this Agreement and the transactions contemplated by this Agreement, including the Merger and the Incentive Plan, and exercised their redemption rights as provided in Dekania’s Organization Documents.

(d) AEFC Stockholder Approval of the Merger. This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved and adopted by the holders of AEFC Common Stock and AEFC Preferred Stock in accordance with the DGCL and AEFC’s Organizational Documents.

(e) Reorganization Treatment. Each of AEFC and Dekania shall have received an opinion of its tax counsel, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization under Section 368(a)(1)(A) of the Code, (the “Tax Opinion”). In rendering their respective Tax Opinions, tax counsel may require and rely upon customary representations and covenants, including those contained in Tax Certificates and otherwise, reasonably satisfactory in form and substance to such tax counsel.

Section 6.2. Conditions to the Obligations of Dekania. The obligations of Dekania to effect the Merger shall be subject to the satisfaction at or before the Closing of the following conditions:

(a) Truth of Representations and Warranties. Each of the representations and warranties of AEFC set forth in Article III of this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or an AEFC Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects if any change, effect, event, matter, occurrence or state of facts giving rise to the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or to an AEFC Material Adverse Effect) would not reasonably be expected to have, individually or in the aggregate, an AEFC Material Adverse Effect.

(b) Performance of Agreements. AEFC shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement or any of the Ancillary Agreements to be performed or complied with by it at or prior to the Closing.

(c) Officer’s Certificates. AEFC shall have delivered to Dekania a certificate as to the matters contained in paragraphs (a) and (b) of this Section 6.2, dated as of the Closing Date, and signed by the chief executive officer of AEFC (or another executive officer of AEFC reasonably acceptable to Dekania).

(d) Certain Consents. Dekania shall have obtained, in form and substance reasonably acceptable to Dekania, each of the Governmental Approvals set forth in Schedule 6.2(d).

(e) Ancillary Agreements. Each of the Ancillary Agreements to which AEFC is a party shall have been executed and delivered by AEFC at or prior to the Closing and shall remain in full force and effect.

Section 6.3. Conditions to the Obligations of AEFC. The obligation of AEFC to effect the Closing shall be subject to the satisfaction at or before the Closing of the following conditions:

(a) Truth of Representations and Warranties. Each of the representations and warranties of Dekania set forth in Article IV of this Agreement shall be true and correct in all material respects at and as of the date hereof and at and as of the Closing Date with the same effect as though each such representation and warranty had been made on and as of the Closing Date (except, in each case, to the extent that any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct as of such specific date) without giving effect to any qualifiers or exceptions relating to materiality or a Dekania Material Adverse Effect; provided that such representations and warranties shall be deemed to be true and correct in all material respects if any change, effect, event, matter, occurrence or state of facts giving rise to the failure or failures of such representations and warranties to be so true and correct (without giving effect to any qualifiers or exceptions relating to materiality or to a Dekania Material Adverse Effect) would not reasonably be expected to have, individually or in the aggregate, a Dekania Material Adverse Effect.

(b) Performance of Agreements. Dekania shall have performed and complied in all material respects with each agreement, covenant and obligation required by this Agreement or any of the Ancillary Agreements to be performed or complied with by it at or prior to the Closing.

(c) Officer’s Certificate. Dekania shall have delivered to AEFC a certificate as to the matters contained in paragraphs (a) and (b) of this Section 6.3, dated as of the Closing Date and signed by the chief executive officer of Dekania (or another executive officer of Dekania reasonably acceptable to AEFC).

(d) Certain Consents. AEFC, shall have obtained, in form and substance reasonably acceptable to AEFC, each of the Governmental Approvals set forth in Schedule 6.3(d).

(e) Ancillary Agreements. Each of the Ancillary Agreements to which Dekania is a party shall have been executed and delivered by Dekania at or prior to the Closing and shall remain in full force and effect.

Section 6.4. Frustration of Closing Conditions, Etc. Neither Dekania nor AEFC may fail to close the transactions contemplated by this Agreement, including the Merger, based upon the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such party to comply in all material respects with its obligations under this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Survival of Representations, Warranties and Covenants.

(a) Subject to the limitation on remedies set forth in this Article VII, the representations and warranties of AEFC contained in Article III of this Agreement shall survive the Closing until the first anniversary of the Closing Date, but only to the extent specifically provided in this Article VII.

(b) The representations and warranties of Dekania contained in Article IV of this Agreement shall survive the Closing until the first anniversary of the Closing Date.

(c) Any covenant or other agreement of any party herein shall survive the Closing.

Section 7.2. Reductions in Indemnification Escrow Shares for Losses. Subject to the provisions of Section 1.9 and this Article VII, after the Effective Time, the number of Indemnification Escrow Shares held in the Indemnification Escrow Account and available for distribution pursuant to Section 1.9 shall be subject to reduction (as calculated in accordance with Section 1.9(a)) as a result of any Losses of Dekania (or its successors or permitted assigns) arising out of or resulting from:

(a) any inaccuracy in or breach of any of the representations and warranties made by AEFC to Dekania pursuant to Article III of this Agreement; and

(b) any breach or nonperformance of any of the covenants or other agreements made and to be performed by AEFC pursuant to this Agreement at or prior to the Closing.

Section 7.3. Sole Remedy Before Effective Time. Prior to the Effective Time, the sole remedy of Dekania with respect to any breach by AEFC of any of its representations, warranties, covenants or agreement hereunder shall be to terminate this Agreement in accordance with Article VIII.

Section 7.4. Sole Remedy Following Effective Time. Notwithstanding anything in this Agreement to the contrary, following the Effective Time, the sole remedy of Dekania (or its successors or permitted assigns) with respect to any breach by AEFC of any of its representations, warranties, covenants or agreements hereunder shall be to submit a claim, in accordance with Section 7.7, to reduce the number of Indemnification Escrow Shares otherwise distributable to the recipients of Initial Merger Consideration pursuant to Section 1.9 hereof.

Section 7.5. Waiver of Claims against Trust Account. AEFC, for itself and on behalf of the AEFC Subsidiaries, hereby waives any claims it may have against the trust account heretofore established by Dekania with respect to the proceeds of the Dekania IPO (the “Trust Account”) and agrees that neither AEFC nor any AEFC Subsidiary shall have any claim to, make any claim against or otherwise seek recourse against the Trust Account or Dekania Public Stockholders, regardless of whether such claim arises as a result of in connection with or relating in any way to, this Agreement, the Merger or any other agreement or relationship between Dekania, AEFC or the AEFC Subsidiaries or any other matter, and regardless of whether such claim arises based upon contract, tort, equity or any other theory of legal liability; provided that the foregoing waiver shall terminate, with respect to the Trust Account only, upon completion of the Merger. As used herein, the term “Dekania Public Stockholders” shall mean those persons holding Dekania IPO Shares.

Section 7.6. Calculation of Losses. The calculation of Losses of Dekania for which a reduction in the number of Indemnification Escrow Shares available for distribution may be sought pursuant to this Article VII is subject to the following:

(a) Dekania shall not be entitled to any reduction in the number of Indemnification Escrow Shares available for distribution until the aggregate amount of such Losses (adjusted pursuant to paragraphs (b), (c) and (d) below) exceeds $250,000, but upon incurrence of such amount of Losses, shall be entitled to reduction in the number of Indemnification Escrow Shares with respect to all such Losses;

(b) The calculation of any Losses entitling Dekania to a reduction in the number of Indemnification Escrow Shares available for distribution shall be adjusted so as to give effect to any net reduction in federal, state, local or foreign Tax liabilities realized, or reasonably expected to be realized, by AEFC, any AEFC Subsidiary, Dekania or the Surviving Entity as a result of any such Losses;

(c) The calculation of any Losses entitling Dekania to a reduction in the number of Indemnification Escrow Shares available for distribution shall be adjusted for any insurance proceeds received, or reasonably expected to be received, by AEFC, any AEFC Subsidiary, Dekania or the Surviving Entity relating to, arising out of or covering such Losses; and

(d) The calculation of any such Losses entitling Dekania to a reduction in the number of Indemnification Escrow Shares available for distribution shall be adjusted for any amounts accrued in the AEFC Financial Statements.

Section 7.7. Notice; Procedure for Claims by Dekania to Reduce the Indemnification Escrow Shares. Subject to the terms of this Article VII, Section 1.9 hereof and the provisions of the Escrow Agreement with respect to the Indemnification Escrow Account:

(a) Following the Effective Time and until the first anniversary thereof, Dekania, as the Surviving Entity (acting solely through Thomas H. Friedberg (the “Dekania Stockholder Representative”), may seek a reduction in the number of Indemnification Escrow Shares otherwise distributable to the recipients of Initial Merger Consideration pursuant to Section 1.9 hereof for any Loss suffered by Dekania (or the Surviving Entity, as its successor) arising out of or resulting from any inaccuracy, breach or failure to perform specified in Section 7.2(a) or 7.2(b) above by giving written notice to Erhard R. Chorle (the “AEFC Stockholder Representative”) specifying in detail (i) the representation and warranty or covenant or other agreement of AEFC that is alleged to have been inaccurate, or to have been breached or not performed, (ii) if known, the facts constituting the basis for such allegation and (iii) if known, the aggregate amount of the Losses (net of anticipated Tax or insurance offsets, if any) for which a claim for reduction of the Indemnification Escrow is being made under this Article VII or, to the extent that such Losses are not known or have not been incurred at the time such claim is made, an estimate, to be prepared in good faith and accompanied by supporting documentation, of the aggregate potential amount of such Losses. In the event that any claim for a reduction in the distributable Indemnification Escrow Shares due to Losses hereunder results from or is in connection with a claim by any third party, the Dekania Stockholder Representative shall provide written notice of such third-party claim to the AEFC Stockholder Representative as soon as practicable after the Dekania Stockholder Representative first receives notice of the claim but in any event not later than ten (10) Business Days prior to the time any response to the asserted claim is required; provided that the Dekania Stockholder Representative shall not be limited in seeking a reduction in the number of distributable Indemnification Escrow Shares pursuant to this Article VII by any failure to provide such notice of the existence of a claim to the AEFC Stockholder Representative except to the extent (and only to the extent) that (x) such failure results in a lack of actual notice to the AEFC Stockholder Representative and (y) any of the AEFC Stockholder Representative, AEFC, any AEFC Subsidiary, Dekania or the Surviving Entity actually incurs an incremental expense or has otherwise been actually prejudiced as a result of such failure.

ARTICLE VIII

TERMINATION/SURVIVAL

Section 8.1. Termination. This Agreement may be terminated at or prior to the Closing as follows:

(a) by the mutual written consent of AEFC and Dekania;

(b) by either party hereto, if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction shall have become final and non-appealable;

(c) by AEFC, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement contained in this Agreement on the part of Dekania and such breach has not been cured within twenty (20) Business Days after written notice to Dekania (stating AEFC’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination) (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that any condition set forth in Section 6.1 or 6.3 cannot be satisfied at or prior to the Drop-Dead Date; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to AEFC if the violation or breach by Dekania referred to in this Section 8.1(c) results primarily from the breach by AEFC of any of its representations, warranties, covenants or agreements contained in this Agreement;

(d) by Dekania, if there has been a material breach of or failure to perform any representation, warranty, covenant or agreement contained in this Agreement on the part of AEFC and such breach has not been cured within twenty (20) Business Days after written notice to AEFC (stating Dekania’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination) (provided that no cure period shall be required for a breach that by its nature cannot be cured) such that any condition set forth in Section 6.1 or 6.2 cannot be satisfied at or prior to the Drop-Dead Date; provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Dekania if the violation or breach by AEFC referred to in this Section 8.1(d) results primarily from the breach by Dekania of any of its representations, warranties, covenants or agreements contained in this Agreement;

(e) by either AEFC or Dekania, if the Closing has not occurred on or before February 7, 2009 (the “Drop-Dead Date”), provided that the right to terminate the Agreement pursuant to this clause shall not be available to any party whose failure to perform any of its obligations required to be performed by it at or prior to such date has been the principal cause of such failure;

(f) by either AEFC or Dekania, if the Dekania Proxy Statement shall not have been first mailed or otherwise properly distributed to the holders of Dekania Common Stock entitled to vote at the Dekania Stockholders Meeting (and the Dekania Registration Statement declared effective by the SEC) on or prior to the Business Day at least ten (10) Business Days prior to the date of the Dekania Stockholders Meeting, provided that the right to terminate the Agreement pursuant to this clause shall not be available to any party whose failure to perform any of its obligations required to be performed by it at or prior to such date has been the principal cause of such failure;

(g) by AEFC or Dekania, if, at the Dekania Stockholders Meeting (including any adjournment, continuation or postponement thereof) the Dekania Stockholder Vote shall not be obtained; except that the right to terminate this Agreement under this Section 8(g) shall not be available to Dekania where the failure to obtain the Dekania Stockholder Vote shall have been primarily caused by the action or failure to act of Dekania and such action or failure to act constitutes a material breach by Dekania of this Agreement; or

(h) by AEFC if (i) the Dekania Board of Directors shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company’s stockholders any other transaction, or resolved to do any of the foregoing, or (ii) Dekania fails to call and hold the Dekania Stockholders Meeting within forty (40) days after the Dekania Proxy Statement is cleared by the SEC (unless such failure is due primarily to events or circumstances outside of Dekania’s direct control);

(i) by Dekania, if the Board of Directors of AEFC, pursuant to the exercise of its fiduciary obligations, (i) shall have determined not to obtain AEFC stockholder approval by written consent or not to hold the AEFC Stockholders Meeting, or (ii) shall have changed its recommendation to AEFC’s stockholders regarding adoption and approval of the Merger.

(j) by Dekania, if the Dekania Board of Directors concludes in good faith (after consultation with its legal and financial advisors) that an unsolicited comparable transaction is superior to the Merger; provided, however, that before Dekania may terminate this Agreement pursuant to this Section 8.1(j), (i) Dekania shall provide written notice to AEFC of such determination by the Dekania Board of Directors, which notice shall set forth the material terms and conditions of the superior proposal and the identity of the Person making such proposal, (ii) at the end of the three (3) Business Day period following the delivery of such written notice the Dekania Board of Directors continues to determine in good faith that such proposal constitutes a superior proposal, and (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect such superior proposal.

Section 8.2. Notice of Termination; Effect of Termination. The termination of this Agreement (other than pursuant to Section 8.1(a) hereof) shall be effectuated by the delivery by the party desiring to terminate this Agreement to the other party of at least two (2) Business Days’ prior written notice of such intention to terminate. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except for the provisions of Sections 9.5, 9.6, 9.9, 9.10 and 9.11) without any liability on the part of any party or its directors, officers or stockholders except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendments; Extension; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by AEFC and Dekania. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party.

Section 9.2. Entire Agreement. This Agreement, together with the Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto, the Confidentiality Agreement and the Ancillary Agreements, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 9.3. Construction and Interpretation. When a reference is made in this Agreement to Sections, Annexes, Exhibits or Schedules, such reference shall be to a Section of or Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge” of AEFC shall be deemed to mean the actual knowledge of any of the individuals set forth in Annex G. The term “knowledge” of Dekania shall be deemed to mean the actual knowledge of any of the individuals set forth in Annex H. The representations and warranties of the parties shall not be affected or deemed waived by reason of any investigation made by or on behalf of any other party (including by any of their advisors or representatives) or by reason of the fact that any party or any of such advisors or representatives knew, or should have known, that such representation or warranty is or might be inaccurate or that any fact, event or circumstance had or had not occurred. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.4. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 9.5. Notices. All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Dekania:

Dekania Corp.

2929 Arch Street

Suite 1703

Philadelphia, Pennsylvania 19104

Fax: (215) 701-8282

Attention: Thomas H. Friedberg

With copies to:

Ledgewood

1900 Market Street

Philadelphia, Pennsylvania 19103

Fax: (215) 735-2513

Attention: J. Baur Whittlesey, Esquire

If to AEFC:

Advanced Equities Financial Corp.

311 South Wacker Drive

Suite 6150

Chicago, Illinois 60606

Fax: (312) 765-0655

Attention: Erhard R. Chorlé, Esquire

With copies to:

Foley & Lardner LLP

321 North Clark Street, Suite 2800

Chicago, Illinois 60654-5313

Fax: 312-832-4700

Attention: Todd B. Pfister, Esquire

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by fax, on the day on which such fax was sent, provided that receipt is personally confirmed by telephone (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

Section 9.6. Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable.

Section 9.7. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same agreement, it being understood that both parties need not sign the same counterpart.

Section 9.8. Specific Performance. The parties to this Agreement each acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that any of the covenants or agreements to be performed hereunder have not been performed in accordance with their terms, and therefore agree that each party hereto shall be entitled to specific enforcement of the terms hereof and any other equitable remedy to which such party may be entitled.

Section 9.9. Waiver of Punitive Damages. EACH PARTY HERETO AGREES TO WAIVE ANY RIGHT TO SEEK PUNITIVE DAMAGES AS RELATED TO THE ENFORCEMENT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10. Governing Law. THIS AGREEMENT AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION.

Section 9.11. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the state courts of the State of Delaware, New Castle County or the United States District Court located in the State of Delaware for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (i) consents to service of process in any such action in any manner permitted by Delaware law; (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.5, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ADVANCED EQUITIES FINANCIAL CORP.

By:
Name:	Dwight O. Badger
Title:	Chief Executive Officer

DEKANIA CORP.

By:
Name:	Thomas H. Friedberg
Title:	Chairman and Chief Executive Officer

ANNEX A

DEFINED TERMS

For all purposes of this Agreement (other than as otherwise defined or specified in any Exhibit or Schedule), the following terms shall have the respective meanings set forth below in this Annex A (such definitions to apply to both the singular and plural forms of the terms herein defined):

“Additional Merger Consideration” has the meaning set forth in Section 1.3(a).

“Adjusted GAAP Net Income” means, for any financial reporting period, the net income of the Surviving Entity determined in accordance with GAAP for such period, plus (i) stock-based compensation (including any related AEFC or Surviving Entity tax benefit amounts payable to a holder or recipient of such compensation pursuant a written agreement, which such payments, after consideration of the tax benefits to AEFC or the Surviving Entity, are cash neutral to AEFC or the Surviving Entity) expensed in accordance with GAAP for such period, (ii) the amount of any Losses, not to exceed on aggregate of $10,000,000, which have resulted, or are reasonably expected to result, in a reduction under Article VII hereof in the number of Indemnification Escrow Shares pursuant to Section 1.9 hereof to the extent that such Losses have reduced AEFC’s or the Surviving Entity’s net income in accordance with GAAP and (iii) any expenses incurred in connection with the transactions contemplated by this Agreement, including the Merger, to the extent they have reduced AEFC’s or the Surviving Entity’s net income in accordance with GAAP.

“Adjusted Initial Merger Consideration” has the meaning set forth in Section 1.3(b).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“AEFC” has the meaning set forth in the introductory paragraph to this Agreement.

“AEFC Affiliate Arrangement” has the meaning set forth in Section 3.13(a).

“AEFC Benefit Plan” has the meaning set forth in Section 3.18(a).

“AEFC Common Stock” has the meaning set forth in the recitals to the Agreement.

“AEFC Disclosure Letter” has the meaning set forth in the preamble to Article III.

“AEFC Earn-out Escrow Account” has the meaning set forth in Section 1.9(b).

“AEFC Earn-out Escrow Shares” has the meaning set forth in Section 1.9(b).

“AEFC Earn-outs” has the meaning set forth in Section 1.9(b).

“AEFC Earn-out Proportionate Share” has the meaning set forth in Section 1.9(b).

“AEFC Employment Agreement” has the meaning set forth in Section 3.18(a).

“AEFC Financial Statements” has the meaning set forth in Section 3.7(a).

“AEFC Investment Vehicle” means any entity managed by AEFC or an AEFC Subsidiary which has been formed by AEFC or an AEFC Subsidiary to provide financing through the purchase of an Equity Interest in a Person, through the provision of debt financing to a Person, or through a combination thereof.

“AEFC Material Adverse Effect” means any change, effect, event, matter, occurrence or fact not otherwise disclosed in this Agreement or the AEFC Disclosure Schedule that (a) has a material adverse effect on the business, financial condition or assets and properties of AEFC and the AEFC Subsidiaries, taken as a whole, or (b) materially impairs the ability of AEFC to consummate the Merger; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, an AEFC Material Adverse Effect: (A) any change in general economic or business conditions or any events, circumstances, changes or effects generally affecting the industries in which AEFC and the AEFC Subsidiaries conduct their businesses (unless and only to the extent such event, circumstance, or change affects AEFC and the AEFC Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other persons or participants in the industries in which AEFC and the AEFC Subsidiaries conduct their businesses and that operate in the geographic regions affected by such event, circumstance or change); (B) any change in financial or securities market conditions; (C) any change in legal, political or regulatory conditions generally or in any geographic region in which AEFC or any of the AEFC Subsidiaries operates; (D) any events, circumstances, changes or effects arising from the taking of any action required or contemplated by this Agreement or the failure to take any action prohibited by this Agreement; (E) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors or employees; (F) the failure of AEFC to meet any internal or publicly announced expected or projected financial or operating performance target, as well as any change by AEFC in any expected or projected financial or operating performance target; (G) acts of war, armed hostilities, sabotage or terrorism, or any escalation of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (H) earthquakes, hurricanes or other natural disasters; (I) changes in Law or GAAP or the enforcement thereof; or (J) any action taken or result of a failure to take any action by AEFC or any of the AEFC Subsidiaries at the request or with the written consent of Dekania.

“AEFC Material Contracts” has the meaning set forth in Section 3.11(a).

“AEFC Option” has the meaning set forth in Section 1.2(a).

“AEFC Preferred Stock “ has the meaning set forth in the recitals to this Agreement.

“AEFC Registration Rights Agreement” means the Registration Rights Agreement between Dekania and AEFC in the form attached hereto as Annex I.

“AEFC Representatives” has the meaning set forth in Section 5.4(a).

“AEFC Series A Preferred Stock,” “AEFC Series B Preferred Stock,” “AEFC Series C Preferred Stock,” “AEFC Series D Preferred Stock” and “AEFC Preferred Stock” have the meanings set forth in the recitals to this Agreement.

“AEFC Subsidiary” or “AEFC Subsidiaries” has the meaning set forthe in Section 3.1 (a).

“AEFC Stockholders Meeting” has the meaning set forth in Section 5.12.

“AEFC Stockholders Representative” has the meaning set forth in Section 7.7(a).

“AEFC Warrant” has the meaning set forth in Section 1.2(a).

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person.

“Agreement” means this Merger Agreement, including the Schedules and any Annexes and Exhibits hereto, as such may hereunder be amended or restated from time to time.

“Ancillary Agreements” means the AEFC Registration Rights Agreement and the Escrow Agreement.

“Applicable Law” means any Law applicable to any of the parties to this Agreement or the Ancillary Agreements or any of their respective Affiliates, directors, officers, employees, properties or assets or, if applicable, to any AEFC Investment Vehicle.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Certificate of Merger” has the meaning set forth in Section 1.1(b).

“Certificates” has the meaning set forth in Section 1.4(a).

“Change in AEFC Recommendation” has the meaning set forth in Section 5.12.

“Change in Dekania Recommendation” has the meaning set forth in Section 5.11(d).

“Client” of a Person means any other Person to which such Person or any of its Affiliates provides brokerage, investment management or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement or other Contract.

“Closing” has the meaning set forth in Section 1.1(c).

“Closing Date” has the meaning set forth in Section 1.1(c).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodities Exchange Act” means the Commodities Exchange Act of 1936, as amended.

“Common Stock Equivalent Shares” has the meaning set forth in Section 1.2(c).

“Confidentiality Agreement” means the Non-Disclosure Agreement by and between AEFC and Dekania dated June 18, 2008.

“Consent” means any consent, approval, authorization, waiver, permit, license, grant, agreement, exemption or order of, or registration, declaration or filing with, any Person, including any Governmental Authority, that is required in connection with (a) the execution and delivery by Dekania or AEFC of this Agreement or any Ancillary Agreement or (b) the consummation by Dekania or AEFC of the Merger.

“Contract” means, whether written or oral, any loan agreement, indenture, letter of credit (including related letter of credit application and reimbursement obligation), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warrantee, license, franchise, permit, power of attorney, purchase order, lease, and other agreement, contract, instrument, obligation, offer, commitment, arrangement and understanding, in each case as amended, supplemented, waived or otherwise modified.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” shall have a correlative meaning). For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Dekania” has the meaning set forth in the introductory paragraph to this Agreement and includes any permitted successor or assign.

“Dekania Affiliate Arrangement” has the meaning set forth in Section 4.14(a).

“Dekania Common Stock” has the meaning set forth in the recitals to this Agreement.

“Dekania Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Dekania Financial Statements” has the meaning set forth in Section 4.7(d).

“Dekania IPO” means the initial public offering by Dekania of units, each unit consisting of one share of Dekania Common Stock and a warrant to purchase one share of Dekania Common Stock, including units issued in connection with the exercise by the underwriters in such offering of their over-allotment option.

“Dekania IPO Shares” has the meaning set forth in Section 6.1(c).

“Dekania Material Adverse Effect” means any change, effect, event, matter, occurrence or facts that (a) has a material adverse effect on the business, condition (financial or otherwise), or assets and properties of Dekania, or (b) materially impairs the ability of Dekania to consummate the Merger, other than any change, effect, event, matter, occurrence or state of facts to the extent resulting from (i) any change or development in economic or business conditions in general (including any such change or development resulting from armed hostilities or terrorist actions), (ii) any change in Law or GAAP or the enforcement thereof, and (iii) the public announcement in and of itself of this Agreement and the Transactions, except, in case of clause (i) or (ii), to the extent that such change, effect, event, matter, occurrence or state of facts has a materially disproportionate effect on Dekania, relative to Persons engaged in the investment management industry generally.

“Dekania Material Contracts” has the meaning set forth in Section 4.16(a).

“Dekania Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Dekania Public Stockholders” has the meaning set forth in Section 7.5.

“Dekania Proxy Statement” has the meaning set forth in Section 5.11(a).

“Dekania Registration Statement” has the meaning set forth in Section 5.11(a).

“Dekania Representatives” has the meaning set forth in Section 5.4(b).

“Dekania SEC Reports” has the meaning set forth in Section 4.7(a).

“Dekania Stockholders Meeting” has the meaning set forth in Section 5.11(d).

“Dekania Stockholders Representative” has the meaning set forth in Section 7.7(a).

“Dekania Stockholders Vote” means (i) an affirmative vote by a majority of the Dekania IPO Shares voted at a duly convened meeting to adopt this Agreement and approve the Merger, and (ii) holders of less than 30% in interest of the Dekania IPO Shares both vote against the Merger and demand that Dekania convert such shares into cash.

“Dekania Warrants” means those warrants issued by Dekania and set forth in Schedule 4.2(b).

“DGCL” has the meaning set forth in Section 1.1(a).

“Dissenting Shares” has the meaning set forth in Section 1.10.

“Drop-Dead Date” has the meaning set forth in Section 8.1(e).

“Effective Time” has the meaning set forth in Section 1.1(b).

“Environmental Law” means any Law, code, license, permit, authorization, approval, consent, common law, legal doctrine, requirement or agreement with any Governmental Authority, relating to (i) the protection, preservation or restoration of the environment (including air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and as now in effect.

“Equity Rights” has the meaning set forth in Section 3.2(b).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“ERISA Client” has the meaning set forth in Section 3.16(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Exchange Agent” has the meaning set forth in Section 1.4(a).

“Fiduciary Requirement” means any requirement imposed by Applicable Law or an Investment Advisory Arrangement regarding the services performed for a Client pursuant to such Investment Advisory Arrangement including but not limited to compliance with investment guidelines.

“Filings” has the meaning set forth in Section 3.14(h).

“Fiscal 2008” has the meaning set forth in Section 1.3(c).

“Fiscal 2009” has the meaning set forth in Section 1.3(d).

“Fiscal 2010” has the meaning set forth in Section 1.3(d).

“Fiscal 2011” has the meaning set forth in Section 1.3(d).

“GAAP” shall mean U.S. generally accepted accounting principles in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government, and any Self-Regulatory Organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Plan” has the meaning set forth in Section 5.10.

“Increased Additional Merger Consideration” has the meaning set forth in Section 1.3(e).

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under financing or capital leases, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities for purchase price, lease or similar payments secured by any Lien on any property, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee of any of the foregoing obligations.

“Indemnification Escrow Account” has the meaning set forth in Section 1.9(a).

“Indemnification Escrow Shares” has the meaning set forth in Section 1.9(a).

“Indemnification Pro Rata Share” has the meaning set forth in Section 1.9(a).

“Information Technology” means electronic business processes, data processing, information, record keeping, communications, telecommunications and computer systems (including all computer hardware and equipment, programs, software, databases, and firmware).

“Initial Merger Consideration” has the meaning set forth in Section 1.1(d)(v).

“Intellectual Property” means all material (a) trademarks, service marks, trade names, trade dress, domain names, web sites, copyrights, proprietary models, processes, formulas, software (other than off-the-shelf shrink wrapped software) and databases, client lists and similar rights, including registrations and applications to register or renew the registration of any of the foregoing with any Governmental Authority in any country and (b) patent and patent applications, inventions, processes, designs, formulae, trade secrets, know-how, computer software, data and documentation and any other similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

“Internal Control” has the meaning set forth in Section 3.7(b).

“Investment Advisory Arrangement” means a Contract under which a Person acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, any Client.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Law” means any domestic or foreign federal or state statute, law, ordinance, rule, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement (including those of the SEC and any Self-Regulatory Organization).

“Lease” means any of the real estate leases, subleases, licenses or similar agreements pursuant to which a Person occupies any real property, together with all amendments, modifications, supplements and/or extensions thereof.

“Lien” means, whether arising under any Contract or otherwise, any debts, claims, security interests, liens, encumbrances, pledges, mortgages, retention agreements, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever other than restrictions on transfer imposed by Applicable Law.

“Litigation” means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending before any court, tribunal, arbitrator or other Governmental Authority.

“Loss” means any liability, damage, claim, demand, obligation, loss, fine, cost, expense, royalty, or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from third-party claims), including interest and penalties with respect thereto and reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement or under any Ancillary Agreement.

“Material Contract” means any Contract to which a Person or any Subsidiary of a Person is a party or by which it or any of its properties or assets is bound of the type listed below:

(a) any Lease material to such Person or any Subsidiary of such Person;

(b) any Contract relating to any Indebtedness in excess of $500,000, other than intercompany Indebtedness;

(c) any joint venture, strategic alliance, exclusive distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or assets under management that accounts for revenue in excess of $500,000 on an annual (or annualized) basis;

(d) other than in the case of a Contract relating to the acquisition or sale of any assets by an AEFC Investment Vehicle or other Person on behalf of a Client, stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;

(e) any AEFC Affiliate Arrangement or Dekania Affiliate Arrangement;

(f) any Contract providing for future payments or the acceleration or vesting of payments, in each case in an aggregate amount in excess of $500,000;

(g) any Contract that cannot be terminated without the incurrence of any payment or other economic penalty or cost in excess of $500,000 within sixty (60) days of the date of termination; and

(h) any other Contract that is material to the conduct of the businesses or operations of such Person and the Subsidiaries of such Person, taken as a whole.

“Merger” has the meaning set forth in Section 1.1(a).

“Negative Consent Notice” has the meaning set forth in Section 5.7(b).

“Non-Affiliate Interest” has the meaning set forth in Section 3.3(a).

“Notice” has the meaning set forth in Section 5.7(a).

“Organizational Documents” means, with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document; and with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.

“Option Earn-out Share Increase” has the meaning set forth in Section 1.3(e).

“Outstanding Equity Rights” has the meaning set forth in Section 1.2(b).

“Permits” has the meaning set forth in Section 3.14(b).

“Permitted Liens” means all Liens that are:

(a) for Taxes or assessments that are not yet due or delinquent or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established on a Person’s books and records in accordance with GAAP;

(b) Liens or pledges to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business, and in each case for which adequate reserves have been established on a Person’s books and records in accordance with GAAP;

(c) workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ Liens or other similar Liens arising in the ordinary course of business and securing sums that are not past due, or being contested in good faith, or deposits or pledges to obtain the release of any such Liens, and in each case for which adequate reserves have been established on a Person’s books and records in accordance with GAAP;

(d) statutory landlords’ Liens under Leases to which a Person or an Affiliate of such Person is a party;

(e) zoning restrictions, easements, rights of way, licenses and restrictions on the use of real property, minor irregularities or imperfections in title thereto and other minor encumbrances in property that do not materially impair the use of such property in the normal operation of the business or the value of such property for the purpose of such business;

(f) Liens created by or consented to in writing by, in the case of a Lien to which Dekania is subject, AEFC and, in the case of a Lien to which a AEFC or an AEFC subsidiary is subject, Dekania; and

(g) any other Liens which, individually or taken together, are not material to the business or operations of AEFC and the AEFC Subsidiaries, taken as a whole.

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity or any division thereof.

“Plan” means each material bonus, deferred compensation, material incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by a Person or any Affiliate of such Person for the benefit of any of such Person’s employees, officers, directors or former employees with respect to services to such Person or any of the Subsidiaries of such Person.

“Proceeding” means any action, cause of action, arbitration, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending by or before any court, tribunal, arbitrator or other Governmental Authority.

“Regulatory Requirement” means any Law that is primarily related to or primarily applicable to the business, products, services, operation, financial condition, ownership, supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, insurance companies or agents, real estate brokers, real estate property managers, variable annuities investment companies, investment companies, banks, investment advisers, trust companies, transfer agents, securities information processors, clearing agencies, clearing corporations or securities depositories or any other financial services business or Persons engaged therein, including, for the avoidance of doubt, any such Law to which any financial services business included in the AEFC Business or the business of Dekania is or has at anytime in the past been subject.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and any Law enacted or promulgated pursuant or relating thereto.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Additional Merger Consideration Shares” has the meaning set forth in Section 1.3(d).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Self-Regulatory Organization” means the Financial Industry Regulatory Authority, each national securities exchange in the United States and each other board or body, whether United States or foreign, that is charged with the supervision or regulation of brokers, dealers, commodity pool operators, commodity trading advisors, futures commission merchants, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which AEFC, Dekania, any AEFC Subsidiary or any AEFC Investment Vehicle is subject.

“Subsidiary” of a Person means an Affiliate of such Person of which 50% or more of the voting stock (or of any general partnership or other voting or controlling equity interest in the case of a Person that is not a corporation) is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Surviving Entity” has the meaning set forth in Section 1.1(a).

“Surviving Entity Common Stock” has the meaning set forth in Section 1.1(d)(i).

“Tax” means any and all federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer, registration, social security, workers’ compensation or net worth, value added, consumption, windfall or other profits, capital stock, unemployment excise tax, any combination or admixture of such Taxes or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever and however named (including all interest and penalties and additions thereto), including any such amounts due as a result of being a member of a consolidated, combined or unitary group, by contract or similar arrangement or as a result of being related to another Person, whether as a primary obligor or secondary obligor, jointly liable or not, or as a successor or not.

“Tax Certificates” has the meaning set forth in Section 5.13(c).

“Tax Opinion” has the meaning set forth in Section 6.1(e).

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Terminated Options” has the meaning set forth in Section 1.2(b).

“Transaction Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Merger.

“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any party incurred in connection with the Merger contemplated by this Agreement.

“Trust Account” has the meaning set forth in Section 7.5.

ANNEX B

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANCED EQUITIES FINANCIAL CORP.

(f/k/a DEKANIA CORP.),

a Delaware Stock Corporation

1. This Third Amended and Restated Certificate of Incorporation is being adopted and filed with the Secretary of State of the State of Delaware pursuant to that certain Agreement and Plan of Merger, dated as of September             , 2008, by and between Dekania Corp. and Advanced Equities Financial Corp.

2. Immediately prior to the effectiveness of this Third Amended and Restated Certificate of Incorporation, the name of the Corporation was Dekania Corp. The date of the filing of the Corporation’s original Certificate of Incorporation (under the name “Dekania Acquisition Corp.”) with the Secretary of State of the State of Delaware was February 28, 2006.

3. The date of the filing of the Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware was March 17, 2006.

4. The date of the filing of the Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was May 26, 2006.

5. The date of the filing of the Second Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was January 30, 2007.

6. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 245 and 251 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

7. This Third Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation, as heretofore amended.

8. The text of the Certificate of Incorporation is hereby amended and restated to read, in its entirety, as follows:

FIRST: The name of the corporation is Advanced Equities Financial Corp. (the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 120,000,000, of which 100,000,000 shares shall be Common Stock of the par value of $.0001 per share (the “Common Stock”) and 20,000,000 shares shall be Preferred Stock of the par value of $.0001 per share (the “Preferred Stock”).

(A) Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows: Lisa D. Schumm, 1900 Market Street, Suite 750, Philadelphia, PA 19103.

SIXTH: The Corporation is to have perpetual existence.

SEVENTH:

(A) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director acting in such capacity, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this subparagraph (A) by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

(B) The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

ANNEX C

BYLAWS OF DEKANIA

SECOND AMENDED AND RESTATED BYLAWS

OF

ADVANCED EQUITIES FINANCIAL CORP.

(f/k/a Dekania Corp.)

Adopted as of             , 200__

ARTICLE I

OFFICES

Section 1.1. Registered Office. The registered office of Advanced Equities Financial Corp. (the “Corporation”) is to be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

Section 1.2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2.2. Annual Meetings. The annual meeting of the stockholders (the “Annual Meeting”) for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business brought in accordance with Section 2.14 of this Article II may be transacted at the Annual Meeting.

Section 2.3. Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), a special meeting of the stockholders (a “Special Meeting”), for any purpose or purposes, may be called by the Board of Directors or by the Chief Executive Officer, and shall be called by the Chief Executive Officer, the President or the Secretary upon the written request of the majority of the directors or upon the written request of the holders of at least a majority of all outstanding shares entitled to vote on the action proposed to be taken. At a Special Meeting, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors. A Special Meeting called by the Board of Directors or the Chief Executive Officer, other than one required to be called by reason of a written request of stockholders, may be cancelled by the Board of Directors at any time before the scheduled commencement of the meeting.

Section 2.4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting, shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting.

Section 2.5. Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 2.4 of this Article II shall be given to each stockholder of record entitled to vote at the meeting.

Section 2.6. Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the Corporation’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 2.5 of this Article II, until a quorum shall be present or represented.

Section 2.7. Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, (i) in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter thereof, voting as a single class, shall be the act of the stockholders; and (ii) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to

Section 2.10 of this Article II, each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock entitled to vote thereat held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 2.8 of this Article II but no proxy shall be voted on or after three years from its date, unless such proxy provides for a longer period. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 2.8. Proxies. Each stockholder entitled to vote at a meeting of the stockholders may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors, or if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 2.9. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present. If the meeting is to be held solely by means of remote communication then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.10. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the date on which notice is given, or, if notice is waived, at the close of business on the next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 2.11. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 2.9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 2.12. Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 2.13. Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and such other facts as may be required by applicable law.

Section 2.14. Nature of Business at Meetings of Stockholders. No business may be transacted at an Annual Meeting, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.14 and on the record date for the determination of stockholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 2.14.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (b) the name and record address of such stockholder, (c) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (d) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (e) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

No business shall be conducted at the Annual Meeting except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 2.14; provided, however, that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 2.14 shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

Section 2.15. Nomination of Directors. No person nominated by a stockholder of the Corporation shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.15, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances. If the Chairman of the meeting determines that a nomination by a stockholder was not made in accordance with the procedures set forth herein, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting, or at any Special Meeting called for the purpose of electing directors, (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.15 and on the record date for the determination of stockholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this Section 2.15.

In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not less than ninety days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the Annual Meeting is called for a date that is not within thirty days before or more than sixty days after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (b) in the case of a Special Meeting called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Section 2.16. Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken at any Annual Meeting or Special Meeting (including, without limitation, the election of directors) may be taken without a meeting, without prior notice and without a vote if consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and is delivered to the Corporation in accordance with the procedures prescribed by the DGCL.

ARTICLE III

DIRECTORS

Section 3.1. Number and Election of Directors. The entire Board of Directors shall consist of not less than seven (7) nor more than eleven (11) members, the exact number of which shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Except as provided in Section 3.2 of this Article III, directors shall be elected by the stockholders at each Annual Meeting, and each director so elected shall hold office until such director’s successor is duly elected and qualified, or until such director’s death, or until such director’s earlier resignation or removal. Directors need not be stockholders.

Section 3.2. Vacancies. Unless otherwise required by law or the Certificate of Incorporation, vacancies arising through death, resignation, removal, an increase in the number of directors or otherwise may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

Section 3.3. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.4. Meetings of the Board of Directors. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, if there be one, the Chief Executive Officer (“CEO”) or a majority of the directors then in office. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight hours before the date of the meeting, by telephone or telegram or electronic means on twenty-four hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 3.5. Organization. At each meeting of the Board of Directors, the Chairman of the Board of Directors, or, in his or her absence, a director chosen by a majority of the directors present, shall act as chairman. The Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 3.6. Resignations and Removals of Directors. Any director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, the CEO or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law, any director or the entire Board of Directors may be removed from office at any time , but only for cause, by the affirmative vote of the holders of at least sixty-six and two-thirds percent in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

Section 3.7. Quorum. Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 3.8. Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.9. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.9 shall constitute presence in person at such meeting.

Section 3.10. Committees. The Board of Directors may designate one or more committees (each, a “Committee”), each to consist of one or more of the directors of the Corporation. Any Committee, to the extent permitted by law and provided in the resolution establishing such Committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal, if any, of the Corporation to be affixed to all papers which may require it. Each Committee shall keep regular minutes and report to the Board of Directors when required.

Section 3.11. Committee Members. Each member of a Committee shall hold office until such member’s successor is elected and has qualified, unless such member sooner dies, resigns, or is removed. The number of directors constituting a Committee shall be determined by the whole Board of Directors from time to time. The Board of Directors may designate one or more directors as alternative members of any Committee, who may replace any absent or disqualified member at any meeting of such Committee. In the absence or disqualification of a member of a Committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

Section 3.12. Committee Meetings. Each Committee may hold meetings, both regular and special, either within or without the State of Delaware, as shall from time to time be designated by the Board of Directors or the Committee in question, and no notice shall be required for any regular meeting. A special meeting of any Committee shall be called by resolution of the Board of Directors. Notice of special meetings shall be mailed to each member of the Committee in question no later than two days before the day on which the meeting is to be held, or shall be sent by telegraph, by facsimile transmission or telecopy, or be delivered to such member personally or by electronic mail or telephone, no later than three hours before such meeting. Notices of any such meeting need not be given to any such member, however, who shall sign a written waiver thereof, whether before or after the meeting, or who shall be present at the meeting and participate in the business transacted thereat; and any and all business transacted at any meeting of any Committee shall be fully effective without any notice thereof having been given, if all the members of the Committee shall be present thereat. Unless limited by law, the Certificate of Incorporation, these bylaws, or by the terms of the notice thereof, any and all business may be transacted at any such special meeting without the notice thereof having so specifically enumerated the matters to be acted upon.

Section 3.13. Action Without a Committee Meeting. Any action required or permitted to be taken at any meeting of a Committee in writing and such writing or writings are filed with the minutes of proceedings of the Committee.

Section 3.14. Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors by written resolution. The directors may be paid their reasonable expenses, if any, of attendance at each meeting of the Board of Directors or any Committee. No such compensation or payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 3.15. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because the director or officer’s vote is counted for such purpose if (a) the material facts as to the director or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (b) the material facts as to the director or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV

OFFICERS

Section 4.1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a CEO, a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law or the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 4.2. Election. The Board of Directors, shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

Section 4.3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4.4. Chairman of the Board of Directors. The Chairman of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall possess the same power as the CEO to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.

Section 4.5. Chief Executive Officer. Unless otherwise designated by the Board of Directors, the CEO shall be the chief executive officer of the Corporation. Subject to the direction and control of the Board of Directors, the CEO shall have general charge of the business of the Corporation; he shall see that the resolutions and directions of the Board of Directors are carried into effect, except in those instances in which that responsibility is specifically assigned to some other person by the Board of Directors; and in general, he shall discharge all duties incident to the office of CEO and such other duties as may be prescribed by the Board of Directors from time to time. He shall preside over all Annual Meetings of the stockholders at which the Chairman of the Board is not present. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Corporation, or a different mode of execution is expressly prescribed by the Board of Directors or these Bylaws, he may execute, on behalf of the Corporation, certificates for its shares, and any contracts, deeds, mortgages, bonds or other instruments which the Board of Directors has authorized to be executed, and he may accomplish such execution either under or without the seal of the Corporation, if any, or either individually or with the Secretary, any Assistant Secretary or any other officer hereunto authorized by the Board of Directors, according to the requirements of the form of the instrument. He may vote all securities which the Corporation is entitled to vote, except as and to the extent such authority shall be vested in a different officer or agent of the Corporation by the Board of Directors.

Section 4.6. President. Subject to the direction and control of the Board of Directors and the CEO, the President shall have charge of the day-to-day operations of the Corporation, and shall see that the resolutions and directions of the Board of Directors are carried into effect in those instances in which that responsibility is specifically assigned to him; and in general, he shall discharge all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time. He shall preside over all Annual Meetings of the stockholders at which the Chairman of the Board and the CEO are not present. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Corporation, or a different mode of execution is expressly prescribed by the Board of Directors or these bylaws, he may execute, on behalf of the Corporation, certificates for its shares, and any contracts, deeds, mortgages, bonds or other instruments which the Board of Directors has authorized to be executed, and he may accomplish such execution either under or without the seal of the Corporation, if any, or either individually or with the Secretary, any Assistant Secretary or any other officer hereunto authorized by the Board of Directors, according to the requirements of the form of the instrument. He may vote all securities which the Corporation is entitled to vote, except as and to the extent such authority shall be vested in a different officer or agent of the Corporation by the Board of Directors.

Section 4.7. Vice Presidents. At the request of the CEO or in the CEO’s absence or in the event of the CEO’s inability or refusal to act (and if there be no Chairman of the Board of Directors), the President, or any of the Vice Presidents if there is more than one (in the order designated by the Board of Directors), shall perform the duties of the CEO, and when so acting, shall have all the powers of and be subject to all the restrictions upon the CEO. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

Section 4.8. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the CEO, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the CEO may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal, if any, of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal, if any, of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 4.9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 4.10. Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 4.11. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 4.12. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V

STOCK

Section 5.1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation (a) by the Chairman of the Board of Directors, the President or a Vice President and (b) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

Section 5.2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 5.3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or the owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate.

Section 5.4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “cancelled” with the date of cancellation, by the Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.5. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.6. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 5.7. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI

NOTICES

Section 6.1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail, at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder. Notice to directors or committee members may also be given personally by telegram, telex or cable or by means of electronic transmission.

Section 6.2. Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission, by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these Bylaws.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 3.8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bond, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 7.2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 7.3. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 7.4. Corporate Seal. The Corporation shall not be required to have a corporate seal. If a corporate seal is adopted by the Board of Directors, it shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal, if any, may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII

INDEMNIFICATION

Section 8.1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 8.3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 8.2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 8.3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 8.3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 8.1 or Section 8.2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 8.4. Good Faith Defined. For purposes of any determination under Section 8.3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 8.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 8.1 or Section 8.2 of this Article VIII, as the case may be.

Section 8.5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 8.3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 8.1 and Section 8.2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standards of conduct set forth in Section 8.1 or Section 8.2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 8.3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 8.5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 8.6. Expenses Payable in Advance. Expenses incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 8.7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 8.1 and

Section 8.2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 8.1 or Section 8.2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Section 8.8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 8.9. Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 8.10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 8.5 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 8.12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX

AMENDMENTS

Section 9.1. Amendments. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the shares entitled to vote at an election of directors.

Section 9.2. Entire Board of Directors. As used in this Article IX and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

* * *

Adopted as of:

Last Amended as of:

ANNEX D

LIST OF OFFICERS AND DIRECTORS OF SURVIVING ENTITY

Directors

Thomas H. Friedberg

Christopher Ricciardi

Dwight O. Badger

Andrew Betz

Lon Chow

Keith G. Daubenspeck

Robert Dods

Robert Haveman

George Middlemas

Ron Piasecki

John Vosicky

Officers

Keith G. Daubenspeck, Chairman of the Board

Dwight O. Badger, Chief Executive Officer

Adam Antoniades, President

Gregg S. Glaser, Chief Financial Officer and Treasurer

Joel Marks, Chief Operating Officer

Erhard Chorlé, Secretary

D-1

ANNEX E

LIST OF EARN-OUT AGREEMENTS

1. Agreement and Plan of Merger dated June 29, 2006 by and among Advanced Equities Financial Corp., AEFC 3 Acquisition Corp., AEFC 4 Acquisition Corp., and Greenbook Financial Services, Inc.

2. Consulting Agreement dated June 1, 2008 with Peter Deering and Kevin Beard.

E-1

ANNEX F

FORM OF LOCK-UP AGREEMENT

ADVANCED EQUITIES FINANCIAL CORP.

311 S. Wacker Dr. Suite 6150

Chicago, IL 60606

Re:	Proposed Public Company Transaction

Dear Sirs:

The undersigned, a shareholder of Advanced Equities Financial Corp., a Delaware corporation (the “Company”), understands that the Company proposes to enter into a Merger Agreement (the “Merger Agreement”) with a publicly traded company (the “Public Company”) the result of which would be that the current shareholders of the Company (the “Shareholders”) would receive shares of the Public Company’s common stock (the “Securities”) as consideration for their stock in the Company. In recognition of the benefit that such a transaction will confer upon the undersigned as a shareholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with the Company and the parties to the Merger Agreement and the Public Company that, for the period beginning on the later of the date of the execution of the Merger Agreement or the date the undersigned has executed this Lock-Up Agreement and continuing through March 31, 2010 (the “Restricted Period”), the undersigned will not, without the prior written consent of the Public Company, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise pledge, use as security, allow any third party to obtain a security interest over or otherwise dispose of or transfer any of the Securities or any securities convertible into or exchangeable or exercisable for the Securities, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or file or cause to be filed any registration statement under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Securities, whether any such swap or transaction is to be settled by delivery of Securities or other securities, in cash or otherwise.

In the event that either (i) during the period that begins on the date that is 15 calendar days plus three (3) business days before the last day of the Restricted Period and ends on the last day of the Restricted Period, the Public Company issues an earnings release or material news or a material event relating to the Public Company occurs, or (ii) prior to the expiration of the Restricted Period, the Public Company announces that it will release earnings results during the 16-day period beginning on the last day of the Restricted Period, the restrictions set forth herein will continue to apply until the expiration of the date that is 15 calendar days plus three (3) business days after the date on which the earnings release is issued or the material news or event related to the Company occurs.

F-1

Notwithstanding the foregoing, the undersigned may transfer the undersigned’s shares of the Securities (i) as a bona fide gift or gifts, provided that the donee or donees agree to be bound in writing by the restrictions set forth herein, (ii) to any trust or family limited partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust or general partner of the family limited partnership, as the case may be, agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, (iii) pledged in a bona fide transaction outstanding as of the date hereof to a lender to the undersigned, (iv) pursuant to the exercise by the undersigned of stock options that have been granted by the Company prior to, and are outstanding as of, the date of the Purchase Agreement, where the Securities received upon any such exercise is held by the undersigned, individually or as fiduciary, in accordance with the terms of this Lock-Up Agreement, or (v) with the prior written consent of the Company. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned now has and, except as contemplated by clauses (i) through (ii) above, for the duration of the Lock-Up Agreement agrees to retain good and marketable title to the undersigned’s Securities, free and clear of all liens, encumbrances, and claims whatsoever, except with respect to any liens, encumbrances and claims that were in existence on the date hereof. The undersigned also agrees and consents to the entry of stop transfer instructions with the Public Company’s transfer agent and registrar against the transfer of the undersigned’s Securities, except in compliance with this Lock-Up Agreement. In furtherance of the foregoing, the Public Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. The undersigned agrees that the provisions of this Lock-Up Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

The undersigned understands that, if the Merger Agreement does not become effective, or if the Merger Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to delivery of the Securities to the undersigned, the undersigned shall be released from all obligations under this Lock-up Agreement.

This Lock-up Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

Signature:

Print Name:

F-2

ANNEX G

LIST OF PERSONS WITH KNOWLEDGE - AEFC

Keith G. Daubenspeck

Dwight O. Badger

Adam Antoniades

Gregg S. Glaser

Joel Marks

Erhard Chorlé

G-1

ANNEX H

LIST OF PERSONS WITH KNOWLEDGE - DEKANIA

Thomas H. Friedberg

David Nathaniel

H-1

ANNEX I

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT (the “Registration Rights Agreement”), dated as of [                    ], 20[__], by and among DEKANIA CORPORATION, a Delaware corporation (“Dekania”), and ADVANCED EQUITIES FINANCIAL CORP., a Delaware corporation (“AEFC”).

W I T N E S S E T H :

WHEREAS, on September [__], 2008, Dekania and AEFC entered into an Agreement and Plan of Merger (the “Merger Agreement”) (Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed thereto in the Merger Agreement.);

WHEREAS, pursuant to the Merger Agreement, AEFC will be merged with and into Dekania (the “Merger”), the separate existence of AEFC as a corporation shall cease and Dekania shall continue as the surviving corporation (Dekania, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Entity”), with its corporate name being changed to “Advanced Equities Financial Corp.”;

WHEREAS, pursuant to the Merger, the holders of AEFC Common Stock and AEFC Preferred Stock as of the Effective Time of the Merger will be receiving shares of Common Stock, $.0001 par value per share, of the Surviving Entity (“Surviving Entity Common Stock”), consisting of the Initial Merger Consideration, Additional Merger Consideration and Increased Additional Merger Consideration; and

WHEREAS, Dekania and AEFC desire to allow the holders of AEFC Common Stock and AEFC Preferred Stock who execute and deliver, prior to the Effective Time, lock-up agreements in the form attached as Annex F to the Merger Agreement (each, a “Shareholder” and, collectively, the “Shareholders”) to sell publicly the Initial Merger Consideration, Additional Merger Consideration and Increased Additional Merger Consideration issued to Shareholders pursuant to the Merger Agreement pursuant to one or more registration statements filed by the Surviving Entity under the Securities Act of 1933, as amended (the “Act”), pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made and mutual benefits to be derived from this Registration Rights Agreement, it is hereby agreed as follows:

1. Demand Registration.

(a) At any time on or after April 1, 2010 (the “Commencement Date”), Shareholders collectively holding at least 40% of the then outstanding Registrable Shares (as hereinafter defined), acting through the Shareholders’ Agent (as hereinafter defined), may make a written request of the Surviving Entity on the form attached as Exhibit A (“Demand Registration Request”) to file a registration statement (“Demand Registration Statement”) under the Act with the Securities and Exchange Commission (the “Commission”) covering the proposed sale to the public of the specified number of such Registrable Shares (provided such specified number is at least equal to 40% of the then outstanding Registrable Shares). Subject to Section 1(d) hereof, a registration of Registrable Shares pursuant to a Demand Registration Request is sometimes referred to herein as a “Demand Registration.” If such Demand Registration Request is made on behalf of Shareholders holding less than 100% of the Registrable Shares then still held by all Shareholders, then the Surviving Entity shall send written notice of such Demand Registration Request to the remaining Shareholders within 10 days of receipt thereof. Unless a remaining Shareholder shall deliver a written request (on the form attached as Exhibit A) for inclusion in the Demand Registration Statement of a specified number of his, her or its Registrable Shares to the Surviving Entity within 10 days of the date of such notice by the Surviving Entity, all rights of such remaining Shareholder to participate in such Demand Registration Statement shall be automatically terminated. For purposes hereof, “Registrable Securities” means (a) any shares of Surviving Entity Common Stock constituting Initial Merger Consideration, Additional Merger Consideration or Increased Additional Merger Consideration and (b) any Surviving Entity Common Stock that may be issued or distributed or be issuable in respect of any Surviving Entity Common Stock referred to in clause (a) above by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Demand Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Demand Registration Statement or (ii) such Registrable Securities are sold pursuant to Rule 144 promulgated under the Act (or any similar rule then in effect). The term “Registrable Securities then outstanding” shall mean the number of shares of Surviving Entity Common Stock outstanding at a particular time which are Registrable Securities.

(b) Subject to Section 2 hereof, upon receipt of a Demand Registration Request in compliance with Section 1(a) from the Shareholders’ Agent (or, if such request is initially made on behalf of Shareholders holding less than 100% of the Registrable Shares as described above, upon expiration of the 20-day period within which the remaining Shareholders must request registration), the Surviving Entity will, as promptly as practicable, prepare and file with the Commission a registration statement on Form S 1 (or any successor form thereto) covering such proposed sale of all Registrable Shares requested to be registered pursuant to the Demand Registration Statement.

(c) Subject to Section 2 hereof, the Surviving Entity will use commercially reasonable efforts to have the Demand Registration Statement declared effective under the Act by the Commission (and under applicable state securities laws by all applicable state securities authorities) as soon as practicable after the filing thereof and to maintain the effectiveness as provided herein. The Surviving Entity shall be deemed to have effected a Demand Registration if the applicable Demand Registration Statement with respect to such Demand Registration is declared effective by the Commission and remains effective for not less than 120 days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or if such Demand Registration Statement relates to a registration in which securities of the Surviving Entity are sold to an underwriter on a firm commitment basis for re-offering to the public (an “Underwritten Offering”), such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus (as hereinafter defined) is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (in either case, such period being the “Demand Period”). For purposes hereof, “Prospectus” means the prospectus included in any Demand Registration Statement as amended or supplemented by any prospectus supplement with the respect to the terms of the offering of any portion of the Registrable Securities covered by the Demand Registration Statement and all other amendments and supplements to the prospectus, including post-affective amendments and all other material incorporated by reference in such prospectus. For purposes hereof, a “Demand Registration Statement” shall include the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all materials incorporated by reference in such registration statement. No Demand Registration shall be deemed to be effected if (i) during the Demand Period such registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court or (ii) the conditions to Closing specified in the underwriting agreement, if any, entered into in connection with such Registration are not satisfied other than by reason or wrongful act or misrepresentation of an applicable underwriting agreement by any of the Shareholders.

(d) The Surviving Entity shall only be required to file two Demand Registration Statements for the benefit of Shareholders hereunder; provided, however, that a Demand Registration Statement filed by the Surviving Entity pursuant to this Section 1 shall not count as a Demand Registration Statement until it has become effective under the Act and the holders of Registrable Securities are able to register and sell at least 80% of the Registrable Securities requested to be included in such Demand Registration; provided that, in any event, the Surviving Entity shall pay all Registration Expenses as provided in Section 3 below in connection with any Demand Registration Statement initiated, whether or not it has become effective and whether or not such Registration Statement counts as a Demand Registration Statement hereunder.

(e) If the holders of the majority of the Registrable Securities participating in a Demand Registration so elect, the offering of Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering. If any offering pursuant to a Demand Registration involves an Underwritten Offering, the holders of a majority of the Registrable Securities participating in such Demand Registration shall, after consulting with the Surviving Entity, have the right to select the managing underwriter or underwriters to administer the offering.

(f) The Surviving Entity shall not include any securities other than Registrable Securities in a Demand Registration, except with the written consent of the holders of a majority of the Registrable Securities then outstanding sought to be registered pursuant to such Demand Registration. If the managing underwriter or underwriters of a Demand Registration advise the Surviving Entity in writing (with a copy to the Shareholders’ Agent) that, in its opinion, the number of securities requested to be included in such Demand Registration (including securities of the Surviving Entity for its own account or for the account of other persons which are not holders of Registrable Securities) exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the Surviving Entity Common Stock, the Surviving Entity will include in such Demand Registration the Registrable Securities sought to be registered therein and only such lesser number of securities for the account of the Surviving Entity or other persons that are not holders of Registrable Securities) as shall, in the opinion of the managing underwriter or underwriters, not be likely to have such an effect. In the event that, despite the elimination of all of the shares of Surviving Entity Common Stock to be offered for the account of the Surviving Entity in such registration pursuant to the immediately preceding sentence, the number of Registrable Securities to be included in such Demand Registration continues to exceed the number which, in the opinion of the managing underwriter or underwriters can be sold without having the adverse effect referred to above, then the securities to be included in such registration shall be (A) first, the number of Registrable Securities that, in the opinion of such underwriter or underwriters, can be sold without having such adverse effect, allocated pro rata among the holders which have requested to be included in such Demand Registration, based on the shares requested to be included (provided that any shares thereby allocated to any such holder that exceed such person’s request will be reallocated among the remaining requesting holders of shares in like manner) and (B) second, and only if all of the Registrable Securities referenced in clause (A) have been included, any other shares eligible for inclusion in such Demand Registration.

(g) If the Surviving Entity has previously filed a Demand Registration Statement with respect to Registrable Securities pursuant to Section 1 hereof, and if such previous Demand Registration Statement has not been withdrawn or abandoned, the Surviving Entity shall not file or cause to be effected any other registration of any of its equity securities (except pursuant to registrations relating to Surviving Entity employee benefit plans, exchange offers by the Surviving Entity or a merger or acquisition of a business or assets by the Surviving Entity, including, without limitation, a Registration Statement on Form S-8 or Form S-4 (or any successor forms thereto)), whether on its own behalf or at the request of any holder or holders of such equity securities, until a period of at least 180 days has elapsed from the effective date of such previous Demand Registration Statement.

2. Denial, Postponement or Suspension of Demand Registration. The Surviving Entity may postpone (upon written notice to the Shareholders’ Agent) for up to 120 days the filing or the effectiveness of a Demand Registration Statement (but no more than once in any period of twelve consecutive months) if the Board of Directors of the Surviving Entity determines in good faith and in its reasonable judgment that effecting the Demand Registration would have a material adverse effect on any proposal or plan by the Surviving Entity to engage in any material acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction or the Surviving Entity has experienced some other material non-public event, the disclosure of which, in the good faith judgment of the Board of Directors of the Surviving Entity, is not required or advisable under applicable law or regulation and would have a material adverse effect on the Surviving Entity. In the event of a postponement by the Surviving Entity of the filing or effectiveness of a Demand Registration Statement, the Shareholders’ Agent or the Shareholders, acting through the Shareholders’ Agent, shall have the right to withdraw such Demand Registration Statement and if such Demand Registration Statement is withdrawn, such Demand Registration Statement shall not count as one of the two available Demand Registration Statements hereunder.

3. Expenses.

(a) All expenses incident to the Surviving Entity’s performance of or compliance with this Agreement will be paid by the Surviving Entity (and, in the case of the filing of a Demand Registration Statement, regardless of whether such Demand Registration Statement becomes effective), including without limitation (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the Commission or any other governmental or self-regulatory body or authority (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA), (ii) all fees and expenses of compliance with state securities or “Blue Sky” laws (including fees and disburse¬ments of counsel in connection with “Blue Sky” qualifications of the Registrable Securities and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or holders of a majority of the Registrable Securities then outstanding being sold may designate), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and mailing and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing prospectuses) for the Surviving Entity, (iv) all printing, mailing and delivery expenses incurred in the preparation and delivery of a Demand Registration Statement or Prospectus, (v) all fees and disbursements of counsel for the Surviving Entity and of all independent certified public accountants of the Surviving Entity (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (vi) Act liability insurance or similar insurance if the Surviving Entity so desires or the underwriters so require in accordance with then-customary underwriting practice, (vii) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (ix) all fees and expenses of any special experts retained by the Surviving Entity in connection with any Demand Registration, (x) fees and expenses of other persons retained by the Surviving Entity without limitation and (xi) reasonable fees and expenses of no more than one counsel for holders of the Registrable Securities (other than counsel to the Surviving Entity) (all such expenses being herein called “Registration Expenses”). The Surviving Entity will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any person, including special experts, retained by the Surviving Entity. The underwriting discount and commissions paid to the underwriters in connection with any registration shall be paid by the Surviving Entity, the holders and any other selling shareholders pro rata based on the number of shares sold by the Surviving Entity, the holders and such other shareholders.

(b) The Surviving Entity shall not be required to pay in any Demand Registration effected under this Registration Rights Agreement any fees or disbursements of additional counsel of holders of Registrable Securities or any fees and disbursements of underwriters not customarily paid by the issuers or sellers of securities, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities and the fees and expenses of counsel to the underwriters other than as provided in Section 3(a) above.

4. Lock-Up Period for the Surviving Entity and Others. In the case of an Underwritten Offering, the Surviving Entity agrees, if requested by the managing underwriters in such Underwritten Offering, not to effect any public sale or distribution of any equity securities the same as or similar to those being registered during the period beginning seven (7) days before, and ending one hundred eighty (180) days (or such lesser period as may be permitted by such underwriter) after, the effective date of the Demand Registration Statement filed in connection with such Demand Registration, to the extent timely notified in writing by a holder of Registrable Securities covered by such Demand Registration Statement or the managing underwriters (except, in each case, as part of such Underwritten Offering, if permitted, or pursuant to registrations relating to Surviving Entity employee benefit plans, exchange offers by the Surviving Entity or a merger or acquisition of a business or assets by the Surviving Entity, including, without limitation, a registration statement on Form S-8 or Form S-4 (or any successor forms thereto)); provided that the Surviving Entity’s obligation under this sentence is subject to the holders of Registrable Securities in such offering agreeing to be bound by the same sales restrictions applicable to the Surviving Entity. The Surviving Entity agrees to use commercially reasonable efforts to obtain from each holder of restricted securities (other than holders of Registrable Securities) of the Surviving Entity the same as or similar to those being registered by the Surviving Entity, or any restricted securities convertible into or exchangeable or exercisable for any of its securities, an agreement not to effect any public sale or distribution of such securities (other than securities purchased in a public offering) during any such period referred to in this paragraph, except as part of any such Demand Registration if permitted. Without limiting the foregoing, if after the date hereof the Surviving Entity grants any person (other than a holder of Registrable Securities) any rights to demand or participate in, a registration, the Surviving Entity agrees that the agreement with respect thereto shall include such person’s agreement as contemplated by the previous sentence.

5. Registration Procedures.

(a) Whenever the Shareholders have requested that any Registrable Securities be registered pursuant to a Demand Registration Request made in accordance with Section 1 hereof, the Surviving Entity shall use its commercially reasonable efforts to effect such Demand Registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as possible, and pursuant thereto the Surviving Entity will as expeditiously as possible:

(i) before filing a Demand Registration Statement or Prospectus, or any amendments or supplements thereto, (A) furnish to the underwriters, if any, and to the Shareholders who are participating, copies of all documents prepared to be filed, which documents will be subject to the review of such underwriters and such holders and their respective counsel and (B) not file any Demand Registration Statement or Prospectus or amendments or supplements thereto to which the holders of a majority of Registrable Securities then outstanding covered by such Demand Registration Statement or the underwriters, if any, shall reasonably object within five (5) days;

(ii) prepare and, promptly file with the Commission a Demand Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the Commission to be filed therewith, and use commercially reasonable efforts to cause such Demand Registration Statement to become effective under the Act;

(iii) prepare and file with the Commission such amendments and post-effective amendments to such Demand Registration Statement and supplements to the Prospectus as may be (A) reasonably requested by the holders of a majority of the participating Registrable Securities then outstanding, (B) reasonably requested by any participating holder (to the extent such request relates to information relating to such holder), or (C) necessary to keep such Demand Registration effective as provided in Section 1(c) hereof;

(iv) promptly notify the selling holders of Registrable Securities and the managing underwriter or underwriters, if any, as soon as reasonably practicable after notice thereof is received by the Surviving Entity (A) when the Demand Registration Statement or any amendment thereto has been filed or becomes effective, when the Prospectus or any amendment or supplement to the Prospectus has been filed, and, to furnish such selling holders and managing underwriter or underwriters, if any, with copies thereof, (B) of any written comments by the Commission or any request by the Commission or any other federal or state governmental or self-regulatory body or authority for amendments or supplements to the Demand Registration Statement or the Prospectus or for additional information, (C) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes, and (D) of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(v) promptly notify each selling holder of Registrable Securities and the managing underwriter or underwriters, if any, when the Surviving Entity becomes aware of the happening of any event as a result of which the Registration Statement or the Prospectus included in such Demand Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of the Prospectus and any preliminary Prospectus, in light of the circumstances under which they were made) not misleading or, if for any other reason it shall be necessary during such time period to amend or supplement the Demand Registration Statement or the Prospectus in order to comply with the Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the Commission, and furnish without charge to the selling holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Demand Registration Statement or Prospectus which will correct such statement or omission or effect such compliance;

(vi) use commercially reasonable effort to prevent or obtain the withdrawal of any stop order or other order suspending the use of any preliminary or final Prospectus or suspending any qualification of the Registrable Securities at the earliest possible moment;

(vii) if requested by the managing underwriter or underwriters or a holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters and the holders of a majority of the Registrable Securities then outstanding being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to, and the purchase price being paid therefor by, such underwriter or underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering; and make all required filings of such Prospectus supplement or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incor-porated in such Prospectus supplement or post-effective amendment;

(viii) furnish to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many conformed copies as such holder or managing underwriter may reasonably request of the Demand Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (excluding those incorporated by reference unless such documents are not publicly and electronically available);

(ix) deliver to each selling holder of Registrable Securities and each managing underwriter, if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) and any amendment or supplement thereto as such holder or managing underwriter may reasonably request (it being understood that the Surviving Entity consents to the use of the Prospectus or any amendment or supplement thereto by each of the selling holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto) and such other documents as such selling holder or managing underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such holder or underwriter;

(x) on or prior to the date on which the Demand Registration Statement is declared effective, use commercially reasonable efforts to register or qualify, and cooperate with the selling holders of Registrable Securities, the managing underwriter, underwriters or agent, if any, and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any such selling holder, underwriter or agent, if any, or their respective counsel, reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Demand Registration Statement remains in effect and so as to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the distribution of the Registrable Securities covered by the Demand Registration Statement; provided that the Surviving Entity will not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or to take any action which would subject it to taxation or general service of process in any such jurisdiction;

(xi) cooperate with the selling holders of Registrable Securities and the managing underwriter, underwriters or agent, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request at least two (2) Business Days prior to any sale of Registrable Securities to the underwriters;

(xii) not later than the effective date of the applicable Demand Registration Statement, provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company or such other form as is reasonably requested by the selling holders;

(xiii) in connection with an Underwritten Offering make such representations and warranties to the holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in underwritten public offerings;

(xiv) in connection with an Underwritten Offering enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the holders of at least a majority of any Registrable Securities then outstanding being sold or the managing underwriter or agent, if any, reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;

(xv) in connection with an Underwritten Offering obtain for delivery to the holders of Registrable Securities being registered and to the underwriter, underwriters or agent, if any, an opinion or opinions from counsel for the Surviving Entity dated the effective date of the Demand Registration Statement and, in the event of an Underwritten Offering, brought down to the date of execution of the underwriting agreement (if different from such effective date) and to the closing under the underwriting agreement, in customary form, scope and substance, which counsel and opinions shall be reasonably satisfactory to such holders, underwriters or agents and their respective counsel;

(xvi) in connection with an Underwritten Offering obtain for delivery to the Surviving Entity and the underwriter, underwriters or agent, if any, with copies to the holders of Registrable Securities (unless precluded by applicable accounting rules), a “comfort” letter from the Surviving Entity’s independent certified public accountants in customary form and covering such matters of the type customarily covered by “comfort” letters and such other matters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

(xvii) notify each seller of Registrable Securities and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or any similar self-regulatory organization;

(xviii) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Demand Registration Statement from and after a date not later than the effective date of such Registration Statement;

(xix) use commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Surviving Entity are then listed;

(xx) make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by a majority of the sellers of such Registrable Securities then outstanding covered by such Demand Registration Statement, by any underwriter participating in any disposition to be effected pursuant to such Demand Registration Statement and by any attorney, accountant or other agent retained by such sellers or any such underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Surviving Entity, and cause all of the Surviving Entity’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available at reasonable times and for reasonable periods to discuss the business of the Surviving Entity and to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Demand Registration Statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to each party referred to in this clause (xx) entering into customary confidentiality agreements in a form reasonably acceptable to the Surviving Entity);

(xxi) make available senior management personnel of the Surviving Entity to participate in, and cause them to cooperate with the holders or the managing underwriter in any Underwritten Offering in connection with “road show” and other customary marketing activities, including “one-on-one” meetings with prospective purchasers of the Registrable Securities to be sold in the Underwritten Offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto, in each case to the same extent as if the Surviving Entity were engaged in a primary registered offering of its Surviving Entity Common Stock; and

(xxii) The Surviving Entity shall comply with all applicable rules and regulations of the Commission and the Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, beginning within three (3) months after the effective date of the Demand Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act and Rule 158 thereunder.

(xxiii) The Surviving Entity may require each seller of Registrable Securities as to which any Demand Registration is being effected to furnish to the Surviving Entity such information regarding the distribution of such securities and such other information relating to such holder and its ownership of Registrable Securities as the Surviving Entity may from time to time reasonably request in writing. Each holder of Registrable Securities agrees to furnish such information to the Surviving Entity and to cooperate with the Surviving Entity as necessary to enable the Surviving Entity to comply with the provisions of this Registration Rights Agreement.

(b) The Surviving Entity may require each seller of Registrable Securities as to which any Demand Registration is being effected to furnish to the Surviving Entity such information regarding the distribution of such securities and such other information relating to such holder and its ownership of Registrable Securities as the Surviving Entity may from time to time reasonably request in writing. Each holder of Registrable Securities agrees to furnish such information to the Surviving Entity and to cooperate with the Surviving Entity as necessary to enable the Surviving Entity to comply with the provisions of this Registration Rights Agreement.

(c) Each holder of Registrable Securities agrees that, upon receipt of any notice from the Surviving Entity of the happening of any event of the kind described in Section 5(a)(v), such holder will forthwith discontinue disposition of Registrable Securities pursuant to such Demand Registration Statement until such holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(a)(v), or until it is advised in writing by the Surviving Entity that the use of the Prospectus may be resumed, and, if so directed by the Surviving Entity, such holder will deliver to the Surviving Entity all copies, other than permanent file copies then in such holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Surviving Entity shall give any such notice, the period during which such Demand Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice and including the date when each seller of Registrable Securities covered by such Demand Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 5(a)(v) or is advised in writing by the Surviving Entity that the use of the Prospectus may be resumed.

6. Underwritten Offerings.

(a) If requested by the underwriters for any Underwritten Offering requested by holders of Registrable Securities pursuant to a Demand Registration, the Surviving Entity shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Surviving Entity, holders of a majority of the Registrable Securities then outstanding to be included in such underwriting, and the underwriters, and to contain such representations and warranties by the Surviving Entity and such other terms as are generally prevailing in agreements of that type, including, without limitation, indemnities no less favorable to the recipient thereof than those provided in Section 7. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Surviving Entity to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders of Registrable Securities.

(b) No person may participate in any Underwritten Offering hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrange¬ments approved by the persons entitled to approve such arrangements and (ii) completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any Underwritten Offering shall be required to make any representations or warranties to the Surviving Entity or the underwriters (other than representations and warranties regarding such holder and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Surviving Entity or the underwriters with respect thereto, except as otherwise provided in Section 7.

7. Indemnification.

(a) The Surviving Entity will, and hereby agrees to, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its Affiliates and their respective officers, directors, shareholders, employees, advisors, agents, each other person who participates as an underwriter, selling broker, dealer manager, or similar securities industry professional in the offering or sale of Registrable Securities, and each person who controls (within the meaning of the Securities Act or the Exchange Act) any of the foregoing persons (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) and expenses, joint or several (including reasonable costs of investigation and legal expenses) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Demand Registration Statement under which such Registrable Securities were registered under the Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or any related statute securities or “blue sky” applications or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Surviving Entity shall not be liable to a particular Indemnified Party in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such Demand Registration Statement in reliance upon and in conformity with written information furnished to the Surviving Entity by such Indemnified Party; and provided, further, that the Surviving Entity will not be liable to a particular Indemnified Party in any case to the extent that any such Loss arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in any final, preliminary or summary Prospectus if such untrue statement or alleged untrue statement or omission or alleged omission is completely corrected in an amendment or supplement to such Prospectus and the relevant Indemnified Party (having previously been furnished by or on behalf of the Surviving Entity with a sufficient number of copies of the same on a timely basis), fails to deliver such Prospectus as so amended or supplement prior to or concurrently with the sales of the Registrable Securities to the person asserting such Loss. This indemnity shall be in addition to any liability the Surviving Entity may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such holder or any Indemnified Party and shall survive the transfer of such securities by such holder.

(b) In the event of any Demand Registration of any Registrable Securities of the Surviving Entity under the Act pursuant to Section 1 above, each selling holder of Registrable Securities agrees (severally and not jointly) to indemnify and hold harmless, to the full extent permitted by law, the Surviving Entity, its directors and officers and each person who controls the Surviving Entity (within the meaning of the Act and the Securities Exchange Act of 1934, as amended) from and against any Losses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement under which such Registrable Securities were registered under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein), or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in any written information furnished to the Surviving Entity for inclusion in such Demand Registration Statement and has not been corrected in a subsequent writing prior to the sale of the Registrable Securities. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds received by such holder under the sale of the Registrable Securities giving rise to such indemnification obligation. The Surviving Entity shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above (with appropriate modification) with respect to information so furnished in writing by such persons specifically for inclusion in any Prospectus or Demand Registration Statement.

(c) Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it is actually prejudiced by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (A) the indemnifying party has agreed in writing to pay such fees or expenses, (B) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such person, (C) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (D) in the reasonable judgment of any such person, based upon advice of its counsel, a conflict of interest may exist between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person). If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent, but such consent may not be unreasonably withheld; provided, that an indemnifying party shall not be required to consent to any settlement involving the imposition of equitable remedies or involving the imposition of any material obligations on such indemnifying party other than financial obligations for which such indemnified party will be indemnified hereunder. If the indemnifying party assumes the defense, the indemnifying party shall have the right to settle such action without the consent of the indemnified party; provided, however, that the indemnifying party shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the indemnified party or any decree or restriction on the indemnified party or its officers or directors. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation or which would impose any material obligations on such indemnified party (given against an appropriate cross release). Except as provided above it is under¬stood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such indemnified party or parties unless the employment of more than one counsel has been authorized in writing by the indemnified party or parties.

(d) If for any reason the indemnification provided for in Sections 7(a) and 7(b) is unavailable to an indemnified party or insufficient to hold it harmless as contemplated by Sections 7(a) and 7(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. Notwithstanding anything in this Section 7(d) to the contrary, no indemnifying party (other than the Surviving Entity) shall be required pursuant to this Section 7(d) to contribute any amount in excess of the amount by which the net proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the Losses of the indemnified parties relate exceeds the amount of any damages which such indemnifying party has otherwise been required to pay by reason of such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 7(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) Indemnification Payments. The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, promptly as and when bills are received or Losses are incurred. In the event payment hereunder is determined to be unavailable, any amounts paid hereunder shall be returned to the party making such payment.

8. Additional Matters.

(a) All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws of the State of Delaware applicable to contracts made and to be performed within the State, without regard to the principles of conflicts of laws except to the extent necessary to permit this Agreement to be governed by Delaware law as set forth above.

(b) Except as otherwise expressly provided in this Registration Rights Agreement, all notices, requests, demands and other communications hereunder shall be given in writing and shall be: (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

[To be completed]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party in accordance with this Section 8(b). If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this Section 8(b), such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this Section 8(b), such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

(c) This Registration Rights Agreement, together with the Merger Agreement, embodies the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties with respect thereto.

(d) This Registration Rights Agreement may be executed in separate counterparts, each of which shall be deemed an original, but both of which together shall constitute but one and the same instrument. Executed signature pages may be removed from counterpart agreements and attached to one or more fully executed copies of this Registration Rights Agreement.

(e) Erhard R. Chorlé (or his successor, duly appointed by the holders of a majority of the then outstanding Registrable Securities) shall act as the “Shareholders’ Agent” hereunder, with full power and authority as set forth herein. By participating in any Demand Registration Request, a Shareholder agrees to such appointment and grants to such Shareholders’ Agent full power and authority to act on his, her or its behalf as provided in this Registration Rights Agreement. This Registration Rights Agreement is intended to confer upon each Shareholder, as a third-party beneficiary, the rights specified herein, provided that such Shareholder, by accepting any such rights and participating in any Demand Registration Request, agrees to comply with, and be bound by, the obligations and restrictions applicable to Shareholders hereunder.

(f) This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns. The rights and obligations of any Shareholder under this Registration Rights Agreement shall not be assigned by any Shareholder without the prior written consent of the Surviving Entity. If the written consent required by the foregoing sentence is properly secured, each assignee of such Shareholder shall become a “Shareholder” for all purposes under this Registration Rights Agreement, including the obligations of a Shareholder hereunder. Any assignment of rights or obligations in violation of this Section 8(f) shall be null and void for all purposes and the party attempting to effect such an assignment shall be jointly and severally liable for any claims against or incurred by the nonassigning parties as a result of such attempted assignment.

(g) The headings used in this Registration Rights Agreement are for convenience only and shall not constitute a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed as of the day and year first above written.

DEKANIA CORPORATION (“Dekania”)

By:
Thomas H. Friedberg
Chairman and Chief Executive Officer

ADVANCED EQUITIES FINANCIAL CORP. (“AEFC”)

By:
Dwight Badger
Chief Executive Officer

SHAREHOLDERS’ AGENT

Erhard R. Chorlé

Exhibit A to Registration Rights Agreement

FORM OF DEMAND REGISTRATION REQUEST

CERTIFIED MAIL

RETURN RECEIPT REQUESTED

[Surviving Entity]

________________

________________

Attention:	______________

Ladies and Gentlemen:

Pursuant to that certain Registration Rights Agreement, dated as of             , 20         (“Registration Rights Agreement”), by and among Dekania Corporation and Advanced Equity Financial Corp., the undersigned, on behalf of the Shareholders of Advanced Equities Financial Corp. (the “Surviving Entity”) set forth below (see next page), this letter constitutes a Demand Registration Request (as defined in the Registration Rights Agreement) to register for public sale under the Securities Act of 1933, as amended, up to an aggregate of              (fill in appropriate number of shares of Surviving Entity Common Stock so requested for inclusion) shares of the Surviving Entity’s Common Stock in accordance with Section 1(a) of the Registration Rights Agreement.

On behalf of the Shareholders listed below (see next page) subject to the Registration Rights Agreement:

By:
Erhard R. Chorlé, Shareholders’ Agent
(Attorney-in-Fact)

A-1

SHAREHOLDERS

Name	Number of Shares to be Registered

A-2